UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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☒    Definitive Proxy Statement
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☐    Soliciting Material under § 240.14a-12
STITCH FIX, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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STITCH FIX, INC.
1 Montgomery Street, Suite 1100
San Francisco, California 94104

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on December 13, 2022

Dear Stockholder:
You are cordially invited to attend the 2022 Annual Meeting of Stockholders of Stitch Fix, Inc., a Delaware corporation (the “Company”). The meeting will be held on Tuesday, December 13, 2022, at 10:00 a.m. local time. The meeting will be a completely virtual meeting of stockholders, which will be conducted via a live audio webcast. You will be able to attend the meeting, submit your questions, and vote online during the meeting by visiting www.virtualshareholdermeeting.com/SFIX2022.

We are holding the 2022 Annual Meeting of Stockholders for the following purposes:
1.To elect two nominees for director named in the accompanying Proxy Statement to hold office until the 2025 Annual Meeting of Stockholders.
2.To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the accompanying Proxy Statement.
3.To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending July 29, 2023.
4.To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the 2022 Annual Meeting of Stockholders is October 18, 2022. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. A complete list of such stockholders will be available for examination by any stockholder for any purpose germane to the Annual Meeting of Stockholders beginning ten days prior to the meeting at our headquarters at 1 Montgomery Street, Suite 1100, San Francisco, California 94104. If you would like to view the list, please contact us to schedule an appointment by calling (415) 882-7765 and leaving a message for the legal department.

By Order of the Board of Directors
Scott Darling
Chief Legal Officer and Corporate Secretary
San Francisco, California
November 1, 2022

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on Tuesday, December 13, 2022, at 10:00 a.m. Pacific Time via live audio webcast at www.virtualshareholdermeeting.com/SFIX2022: The Notice of Annual Meeting, Proxy Statement, and Annual Report are available at www.proxyvote.com.

You are cordially invited to attend the meeting, which will be held virtually online. Whether or not you expect to attend the Annual Meeting of Stockholders, please vote online or, if you have requested to receive paper materials, by mail or by telephone as promptly as possible in order to ensure your representation at the Annual Meeting of Stockholders. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you have requested to receive paper materials, the instructions are printed on your proxy card and included in the accompanying Proxy Statement. Even if you have voted by proxy, you may still vote your shares if you attend the Annual Meeting of Stockholders. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

STITCH FIX, INC.

PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS
DECEMBER 13, 2022

VOTING AND ANNUAL MEETING INFORMATION

About this Notice and Our Proxy Materials
Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), Stitch Fix, Inc. (the “Company” or “Stitch Fix”or “we” or “us”) has elected to provide access to our proxy materials, including this Proxy Statement, over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Company’s Board of Directors (the “Board”) is soliciting your proxy to vote at the 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”), including at any adjournments or postponements of the meeting.

This Proxy Statement contains information to be voted on at the 2022 Annual Meeting and certain other information required by the SEC.

We will begin mailing this Notice on or about November 1, 2022, to all stockholders of record entitled to vote at the 2022 Annual Meeting. On or about that date, all stockholders will be able to access our proxy materials at www.proxyvote.com or request printed copies by following the instructions found in the Notice.

Attending the 2022 Annual Meeting
The meeting will be held on Tuesday, December 13, 2022, at 10:00 a.m. local time online via live audio webcast at www.virtualshareholdermeeting.com/SFIX2022.

The 2022 Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/SFIX2022 and following the instructions found in the Notice. Stockholders of record attending the meeting will be able to listen to the meeting live, submit questions, and vote online.

Voting at the 2022 Annual Meeting
Who May Vote
Only stockholders of record at the close of business on October 18, 2022, will be entitled to vote at the 2022 Annual Meeting. On this record date, there were 85,403,036 shares of Class A common stock and 25,405,020 shares of Class B common stock outstanding and entitled to vote. Our Class A common stock has one vote per share and our Class B common stock has ten votes per share.
Stockholder of Record: Shares Registered in Your Name. If, on October 18, 2022, your shares were registered directly in your name with Stitch Fix’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy online as instructed on the Notice, to vote by proxy over the telephone, or to vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time, to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If, on October 18, 2022, your shares were held not in your name, but in an account at a brokerage firm, bank, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the 2022 Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank, or other agent regarding how to vote the shares in your account. You are also invited to attend the 2022 Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares online or submit questions at the meeting unless you request and obtain a valid proxy from your broker, bank, or other agent.

How Many Votes You Have
On each matter to be voted upon, you have one vote for each share of Class A common stock and ten votes for each share of Class B common stock you owned as of October 18, 2022. The Class A common stock and Class B common stock will vote together as a single class on all proposals described in this Proxy Statement.
Proposals to be Voted on at the 2022 Annual Meeting
There are three matters scheduled for a vote:
Proposal 1. Election of our two director nominees.
Proposal 2. Approval, on an advisory basis, of the compensation of the Company’s named executive officers.

Proposal 3. Ratification of the selection by the Audit Committee of the Board of Deloitte & Touche LLP as independent registered public accounting firm of the Company for its fiscal year ending July 29, 2023.
The Board knows of no other matters that will be presented for consideration at the 2022 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
Board Vote Recommendations
The Board recommends that you vote FOR the election of each director nominee, FOR the approval, on an advisory basis, of executive compensation, and FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm.
Voting Procedures
Stockholder of Record. If you are a stockholder of record, you may vote online at the 2022 Annual Meeting, or vote by proxy online, over the telephone, or by mailing the signed proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote online even if you have already voted by proxy.

•To vote online during the meeting, attend the 2022 Annual Meeting and follow the voting instructions provided during the meeting.
•To vote online before the meeting, go to www.proxyvote.com and follow the prompts. Your internet vote must be received by 11:59 p.m. Eastern Time on December 12, 2022, to be counted.
•To vote over the telephone, dial toll-free 1-800-690-6903 and follow the recorded instructions. Your telephone vote must be received by 11:59 p.m. Eastern Time on December 12, 2022, to be counted.
•To vote using the proxy card, simply complete, sign, and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the 2022 Annual Meeting, we will vote your shares as you direct.

Beneficial Owner. If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Stitch Fix. Simply follow the voting instructions from that organization to ensure that your vote is counted. To vote in person at the 2022 Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from that organization included with these materials or contact them to request a proxy form.
Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. Please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
If You Do Not Vote or Give Specific Voting Instructions
Stockholder of Record. If you are a stockholder of record and do not vote online, by telephone, or by completing a proxy card in advance of the 2022 Annual Meeting, or online at the 2022 Annual Meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of each director nominee, “For” the approval of executive compensation, and “For” the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Beneficial Owner. If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank, or other agent how to vote your shares, that agent may still be able to vote your shares in its discretion. Brokers, banks, and other securities intermediaries may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine,” but not with respect to “non-routine” matters. In this regard, Proposals 1 and 2 are considered to be “non-routine,” meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, Proposal 3 is considered to be “routine,” meaning that if you do not return voting instructions to your broker by its deadline, your broker may vote your shares in its discretion on Proposal 3.

If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank, or other agent by the deadline provided in the materials you receive from your broker, bank, or other agent.

Changing Your Vote
Stockholder of Record. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may change your vote or revoke your proxy by:
•submitting another properly completed proxy card with a later date or granting a subsequent proxy online or by telephone;
•sending a timely written notice that you are revoking your proxy to Stitch Fix’s Corporate Secretary at 1 Montgomery Street, Suite 1100, San Francisco, California 94104 (such notice will be considered timely if it is received by the close of business on the business day immediately preceding the date of the 2022 Annual Meeting); or
•attending the 2022 Annual Meeting and voting online.
Simply attending the meeting will not, by itself, revoke your proxy. Your most recent proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner. If your shares are held by a broker, bank, or other agent, you should follow the instructions provided by that organization.
Votes Needed for Approval

Proposal	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes(1)
1. Election of directors	Nominees that receive the most “For” votes; “Withhold” votes will have no effect	Not applicable	No effect
2. Advisory vote on executive compensation (“say on pay”)	“For” votes from a majority of the voting power of the shares present in person or represented by proxy and entitled to vote on the matter	Against	No effect
3. Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending July 29, 2023	“For” votes from a majority of the voting power of the shares present in person or represented by proxy and entitled to vote on the matter	Against	Not applicable(2)
(1)When a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank, or other agent holding his or her shares as to how to vote on matters deemed to be “non-routine,” the broker cannot vote the shares. These unvoted shares are counted as “broker non-votes.” Proposals 1 and 2 are considered to be “non-routine,” so we expect broker non-votes to exist in connection with those proposals.
(2)This proposal is considered to be “routine.” If you hold your shares in street name and do not provide voting instructions to your broker, bank, or other agent that holds your shares, your broker has discretionary authority to vote your shares on this proposal.
Who Will Count the Votes
Votes will be counted by Broadridge Financial Solutions, Inc., our inspector of election for the meeting.
Quorum Requirement
A quorum of stockholders is necessary to hold a valid meeting under our Amended and Restated Bylaws (the “Bylaws”) and Delaware law. A quorum will be present if stockholders holding at least a majority of the voting power of the outstanding shares entitled to vote are present at the meeting online or represented by proxy. On the record date, there were 85,403,036 shares of Class A common stock outstanding and 25,405,020 shares of Class B common stock outstanding and entitled to vote. Our Class A common stock has one vote per share and our Class B common stock has ten votes per share. Thus, the holders of shares representing an aggregate of 169,726,618 votes must be present online or represented by proxy at the 2022 Annual Meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank, or other nominee) or if you vote online at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the meeting or the holders of a majority of the voting power of the shares present at the meeting online or represented by proxy may adjourn the meeting to another date.
Voting Results
Preliminary voting results will be announced at the meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Proxy Solicitation Expenses
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks, and other agents for the cost of forwarding proxy materials to beneficial owners.
Proxy Materials
Multiple Notices
If you received more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices to ensure that all of your shares are voted.

Requesting Additional Copies of the Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single notice or set of proxy materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are Stitch Fix stockholders will be householding the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from us (if you are a stockholder of record) or your broker (if you are a beneficial owner) that we or they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, or if you currently receive multiple copies and would like to request householding of your communications, please notify your broker or Stitch Fix. Direct your written request to Stitch Fix, Inc. Corporate Secretary, 1 Montgomery Street, Suite 1100, San Francisco, California 94104, or contact our Corporate Secretary at (415) 882-7765.

Next Year’s Annual Meeting
Stockholder Proposals and Director Nominations
To be considered for inclusion in the proxy materials for next year’s annual meeting of stockholders (the “2023 Annual Meeting”), your proposal must be submitted in writing by July 4, 2023, to our Corporate Secretary at 1 Montgomery Street, Suite 1100, San Francisco, California 94104, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, that if our 2023 Annual Meeting is held before November 13, 2023, or after January 12, 2024, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2023 Annual Meeting.

Pursuant to Section 5(b)(3) of our Bylaws, if you wish to submit a proposal (including a director nomination) at the 2023 Annual Meeting that is not to be included in next year’s proxy materials, or provide notice of a solicitation of proxies in support of director nominees other than the Company’s nominees pursuant to Rule 14a-19, you must do so no later than the close of business on September 14, 2023, nor earlier than the close of business on August 15, 2023, to our Corporate Secretary at 1 Montgomery Street, Suite 1100, San Francisco, California 94104; provided, however, that if our 2023 Annual Meeting is held before November 13, 2023, or after January 12, 2024, then the deadline is (a) no earlier than the close of business on the 120th day prior to the date of the 2023 Annual Meeting and (b) not later than the close of business on the later of (i) the 90th day prior to the 2023 Annual Meeting or (ii) the tenth day following the day on which public announcement of the date of such meeting is first made.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the “universal proxy rules,” stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees at the 2023 Annual Meeting must comply with Rule 14a-19 promulgated under the Exchange Act, and must provide written notice containing the information required by Rule 14a-19(b) to our Corporate Secretary at 1 Montgomery Street, Suite 1100, San Francisco, California 94104.

Pursuant to Section 5(e) of our Bylaws, in the event that the number of directors in the class of directors whose term shall expire at the next annual meeting of stockholders (the “Expiring Class”) is increased and we do not make any public announcement of (a) the appointment of a director to such class or (b) the vacancy in such class (if no appointment was made) at least ten days before the last day a stockholder may deliver a notice of nomination in accordance with our Bylaws, then a stockholder’s notice required by our Bylaws and which complies with the requirements in our Bylaws, other than the timing requirements in Section 5(b)(3), shall also be considered timely, but only with respect to nominees for any new positions in such Expiring Class created by such increase, if it is received by our Corporate Secretary at 1 Montgomery Street, Suite 1100, San Francisco, California 94104, not later than the close of business on the tenth day following the day on which such public announcement is first made by us.

You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

A copy of our Bylaws is available in the Governance section of our website at investors.stitchfix.com. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL 1
ELECTION OF DIRECTORS
Classified Board
Stitch Fix’s Board is divided into three classes. Each class consists, as nearly as possible, of one third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
The Board presently has nine members. There are three directors in the class whose term of office expires at the 2022 Annual Meeting: Mr. Anderson, Mr. Mohan, and Mr. Smith. Mr. Smith, who is not standing for re-election, will continue to serve as a director until his term expires at the 2022 Annual Meeting. Mr. Smith has not been nominated for re-election and his term will expire at the 2022 Annual Meeting. Accordingly, our Board will automatically be reduced to eight members.
Each of our nominees listed below is currently a director of the Company. Mr. Anderson was previously elected by our stockholders. Mr. Mohan was appointed to the Board to fill a newly created vacancy and has not been previously elected by our stockholders. Mr. Mohan and Mr. Anderson were recommended for nomination to the Company’s Board by the Company’s Nominating and Corporate Governance Committee. If elected at the 2022 Annual Meeting, Mr. Anderson and Mr. Mohan would serve until the 2025 annual meeting of stockholders and until his successor has been duly elected and qualified, or, if sooner, until his death, resignation, or removal.
The following table sets forth information with respect to each of our two nominees for election at the 2022 Annual Meeting and each of our directors whose terms will continue after the 2022 Annual Meeting, as of November 1, 2022:

Name	Age	Director Since	Principal Occupation / Position Held with the Company
Class II Directors – Nominees at the 2022 Annual Meeting
Steven Anderson	54	April 2011	General Partner, Baseline Ventures
Neal Mohan	49	October 2020	Chief Product Officer, YouTube
Class III Directors – Continuing in Office Until the 2023 Annual Meeting
J. William Gurley	56	August 2013	General Partner, Benchmark Capital
Elizabeth Spaulding	46	August 2021	Chief Executive Officer, Stitch Fix, Inc.
Mikkel Svane	51	October 2018	Founder and Chief Executive Officer, Zendesk, Inc.
Class I Directors – Continuing in Office Until the 2024 Annual Meeting
Katrina Lake	39	February 2011	Founder and Executive Chairperson, Stitch Fix, Inc.
Sharon McCollam	60	November 2016	President and Chief Financial Officer, Albertsons Companies, Inc.
Elizabeth Williams	46	January 2019	President and Chief Financial Officer, Foxtrot
Directors are elected by a plurality of the votes of the holders of shares present online or represented by proxy and entitled to vote generally on the election of directors. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named in this Proxy Statement. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Board. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.
Below are brief biographies of each nominee and each of our other directors whose terms will continue after the 2022 Annual Meeting.
Our Nominees for Election to a Three-Year Term Expiring at our 2025 Annual Meeting
Steven Anderson. Mr. Anderson has served on our Board since April 2011. Since 2006, Mr. Anderson has served as a general partner of Baseline Ventures, a venture capital firm of which he is the founder. Previously, Mr. Anderson served in a variety of positions at Microsoft Corporation, a multinational technology company, eBay Inc., an online marketplace, Starbucks Corporation, a food and beverage company, and Digital Equipment Corporation, a manufacturer and vendor of computer hardware, as well as a partner of Kleiner Perkins Caufield & Byers, a venture capital firm. Mr. Anderson holds a B.A. in Business from the University of Washington and an M.B.A. from the Stanford University Graduate School of Business. We believe Mr. Anderson is qualified to serve as a member of our Board due to his extensive experience with technology companies, including his experience as a venture capitalist investing in technology companies.

Neal Mohan. Mr. Mohan has served on our Board since October 2020. Since November 2015, Mr. Mohan has served as Senior Vice President at Google, and Chief Product Officer at YouTube, an online video sharing platform and subsidiary of Google, a subsidiary of Alphabet Inc., a technology company. From March 2008 to November 2015, he was Senior Vice President of Display and Video Ads at Google. Prior to joining Google, he was Senior Vice President of Strategy and Product Development at DoubleClick, an internet ad serving services company, which was acquired by Google in 2007. Mr. Mohan holds a B.S. in Electrical Engineering from Stanford University and an M.B.A. from the Stanford Graduate School of Business where he was an Arjay Miller Scholar. We believe Mr. Mohan is qualified to serve as a member of our Board because of his experience in product and user experience.
Other Public Company Boards: Mr. Mohan has served as a director of 23andMe, Inc., a personal genomics and biotechnology company, since July 2017.
Private Company / Non-Profit Boards: Mr. Mohan is a member of the management board for the Stanford Graduate School of Business and a member of the boards of directors for the Internet Advertising Bureau and the Mobile Marketing Association.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE NAMED ABOVE.

Directors Continuing in Office Until the 2023 Annual Meeting
J. William Gurley. Mr. Gurley has served on our Board since August 2013. Mr. Gurley serves as a general partner of Benchmark Capital, a venture capital firm, which he joined in 1999. Previously, he served as a partner of Hummer Windblad Venture Partners, a venture capital firm, a research analyst for Credit Suisse First Boston, an investment bank, and a design engineer at Compaq Computer Corporation, a manufacturer of computers and related components. Mr. Gurley holds a B.S. in Computer Science from the University of Florida and an M.B.A. from the University of Texas. We believe Mr. Gurley is qualified to serve as a member of our Board due to his extensive experience with technology companies, including his experience as a member of the boards of directors of public technology companies and as a venture capitalist investing in technology companies.
Other Public Company Boards: Mr. Gurley has served as a director of Nextdoor Holdings, Inc. since November 2021.
Elizabeth Spaulding. Ms. Spaulding has served as our Chief Executive Officer and a member of our Board since August 2021. She served as our President from January 2020 to August 2021. Previously, she was at Bain & Company, a global consulting firm, serving as a Partner from June 2010 to December 2019 and as a member of Bain’s Board of Directors from January 2018 to December 2019. From June 2013 to December 2019, Ms. Spaulding served as Global Head of Bain’s Digital practice, where she focused on expanding Bain’s capabilities in software development and engineering, innovation services, as well as corporate development for new technology. She also founded and led the Bain Innovation Exchange as part of her role. Ms. Spaulding joined Bain in 1998. Ms. Spaulding holds a B.A.S. in Management and Decision Sciences, as well as in French, from Stanford University and an M.B.A. from Stanford University. We believe that Ms. Spaulding is qualified to serve as a member of our Board based on the perspective and experience she brings as our Chief Executive Officer.
Mikkel Svane. Mr. Svane has served on our Board since October 2018. Mr. Svane co-founded Zendesk, Inc., a software development company, and has served as its Chief Executive Officer since 2007. Prior to founding Zendesk, Mr. Svane founded and served as the Chief Executive Officer of Caput A/S, a software company. Mr. Svane holds an A.P. in marketing management from Arhus Kobmandsskole. We believe Mr. Svane is qualified to serve as a member of our Board due to his experience as the chief executive officer of a public company and his knowledge of the technology industry.
Other Public Company Boards: Mr. Svane has served as a director of Zendesk, Inc. since August 2007, and was appointed chair of the Zendesk board of directors in January 2014.
Directors Continuing in Office Until the 2024 Annual Meeting
Katrina Lake. Ms. Lake is our founder and served as our Chief Executive Officer from our inception until July 2021, and is an employee of the Company. She has been a member of our Board since our inception in 2011, and currently serves as Executive Chairperson. Ms. Lake holds a B.A. in Economics from Stanford University and an M.B.A. from Harvard University. We believe that Ms. Lake is qualified to serve as a member of our Board based on the perspective and experience she brings as our Founder and former Chief Executive Officer.
Other Public Company Boards: Ms. Lake previously served as a director of GrubHub, Inc., an online and mobile food delivery service, until June 2021.
Private Company / Non-Profit Boards: Ms. Lake serves as a director of Glossier Inc., a company that manufactures and sells beauty products.
Sharon McCollam. Ms. McCollam has served on our Board since November 2016. Ms. McCollam has served as President and Chief Financial Officer of Albertsons Companies, Inc., a company that operates food and drug stores, since September 2021. From December 2012 to June 2016, Ms. McCollam served as Executive Vice President, Chief Administrative, and Chief Financial Officer of Best Buy Co., Inc., a provider of technology products, services, and solutions, and continued to serve as a senior advisor through January 2017. From 2006 to 2012, she served as Executive Vice President, Chief Operating and Chief Financial Officer at Williams-

Sonoma Inc., a specialty retailer of high-quality products for the home, and as Chief Financial Officer from 2000 to 2006. Prior to Williams-Sonoma, Ms. McCollam served as Chief Financial Officer of Dole Fresh Vegetables, Inc., a division of Dole Food Company, Inc., a producer and marketer of fresh fruit and vegetables. Ms. McCollam holds a B.S. in Accounting from the University of Central Oklahoma and is a Certified Public Accountant. We believe that Ms. McCollam is qualified to serve as a member of our Board because of her experience in retail and as a member of the boards of directors of public and private companies.
Other Public Company Boards: Ms. McCollam has served as a director of Signet Jewelers, Limited, a diamond jewelry retailer, since March 2018. She previously served on the boards of directors of Advance Auto Parts, Chewy, Inc., Whole Foods Market, Inc., OfficeMax Incorporated, Del Monte Foods Company, and Williams-Sonoma, Inc.
Private Company / Non-Profit Boards: Ms. McCollam serves as a director of GetYourGuide AG, and Interaction Walls, Inc. She also serves on the non-profit board of ALSAC/St. Jude Children’s Research Hospital.
Elizabeth Williams. Ms. Williams has served on our Board since January 2019. Ms. Williams has served as the President and Chief Financial Officer of Foxtrot, a company that operates high-end convenience stores, since June 2022. She previously served as the Chief Executive Officer of Drybar Holdings, LLC from June 2020 to 2021. From January 2018 to January 2020, she was President of Taco Bell International, part of YUM! Brands Inc., a leading operator of quick service restaurants. Prior to this role, Ms. Williams served as Chief Financial Officer of Taco Bell Corp. from October 2013 to January 2018 and Vice President, Financial Planning & Analysis from 2011 to 2013. Before joining Yum!, Ms. Williams was a Principal at the Boston Consulting Group. Ms. Williams holds a B.A. in Business Administration from University of Texas in Austin and an M.B.A. from the Kellogg School of Management at Northwestern University. We believe Ms. Williams is qualified to serve as a member of our Board due to her operational expertise and experience leading a global business.
Other Public Company Boards: Ms. Williams has served as a director of Viant Technology Inc., an advertising software company, since February 2021.

Information Regarding the Board of Directors and Corporate Governance
Independence of the Board
As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards, as in effect from time to time.
Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning her or his background, employment, and affiliations, our Board has determined that Mr. Anderson, Mr. Gurley, Ms. McCollam, Mr. Mohan, Mr. Svane, and Ms. Williams do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing requirements and rules of Nasdaq.
In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.
Ms. Spaulding is not independent due to her position as the Chief Executive Officer of Stitch Fix. Ms. Lake is not independent because she is currently employed by the Company and Mr. Smith is not independent because he has been employed by the Company within the last three years.
Board Diversity Matrix
The matrix below summarizes certain statistics for our Board, as of November 1, 2022.

Total Number of Directors	9
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	4	4	—	1
Part II: Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	3	2	—	—
Two or More Races or Ethnicities	1	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	1
Board Leadership Structure
Our Board is currently chaired by the Founder and former Chief Executive Officer of the Company, Ms. Lake. The Board has also appointed Ms. McCollam as lead independent director. We believe that having an Executive Chair helps to ensure that the Board and management act with a common purpose and that an Executive Chair is well positioned to act as a bridge between management and the Board. We also believe that it is advantageous to have a Board Chair who has an extensive history with and knowledge of the Company, as is the case with Ms. Lake, while the separation of the positions of Chief Executive Officer and Chair allows the Chief Executive Officer to focus on the management of the Company and the Chair to ensure that the Board is focused on its oversight responsibilities.
The Board appointed Ms. McCollam as the lead independent director to help reinforce the independence of the Board as a whole. The position of lead independent director has been structured to serve as an effective balance to the Executive Chair role. The lead independent director’s responsibilities include, among other things: consulting with management on the agendas for regular Board meetings, presiding over Board meetings in the absence of the Chair; presiding over and establishing the agendas for meetings of the independent directors; presiding over any portions of Board meetings at which the evaluation or compensation of the Chief Executive Officer is presented or discussed; and coordinating Board committee updates to the full Board. As a result, we believe that the lead independent director can help ensure the effective, independent functioning of the Board in its oversight responsibilities. In addition, we believe that the lead independent director is well positioned to build a consensus among independent directors and to serve as a conduit between the other independent directors, on the one hand, and the Executive Chair or Chief Executive Officer, on the other hand. In light of the Executive Chairperson’s extensive history with and knowledge of the Company, and because the Board’s lead independent director is empowered to play a significant role in the Board’s leadership and in reinforcing the independence of the Board, we believe that this is the most effective board leadership structure for the Company.
Role of the Board in Risk Oversight
One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but administers this oversight function directly through the Board as a whole, as well as through various standing Board committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to oversee the Company’s enterprise risk management program, including cybersecurity risks; to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken; and to monitor compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee oversees and reviews with management the Company’s major governance risk exposures, and the steps management has taken to monitor or mitigate such exposures, including our procedures and any related policies with respect to risk assessment and risk management, as well as our governance structure and Board succession risks. Our Compensation Committee reviews our compensation practices and policies as they relate to risk management and risk-taking incentives, to determine whether such compensation policies and practices are reasonably likely to have a material adverse effect on the Company, and monitors and oversees efforts to mitigate management succession risks. The Nominating and Corporate Governance Committee also oversees risks related to environmental, social, and governance issues. The entire Board meets with senior management periodically, and the applicable Board committees meet periodically with the employees responsible for risk management in the committees’ respective areas of oversight. Both the Board as a whole and the various standing committees receive periodic reports from employees responsible for risk management, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.
Meetings of the Board
The Board met six times during the last fiscal year. Each Board member attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he or she served held during the portion of the last fiscal year for which he or she was a director or committee member.
We expect our directors to attend each annual meeting of stockholders. Ten of the eleven directors serving at that time attended our 2021 annual meeting of stockholders.
Information Regarding Committees of the Board
The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information as November 1, 2022, for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Steven Anderson		X
J. William Gurley	X		X*
Katrina Lake
Sharon McCollam	X*		X
Neal Mohan			X
Michael Smith
Elizabeth Spaulding
Mikkel Svane		X
Elizabeth Williams	X	X*
Total meetings in fiscal year 2022	6	6	2
* Committee chairperson

Below is a description of each committee of the Board.
Each of the committees has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company. The Board has adopted written charters for each of the committees, which are available in the Governance section of the Company’s website at investors.stitchfix.com.
Audit Committee
The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. Our Board has determined that Ms. McCollam, Ms. Williams, and Mr. Gurley are “audit committee financial experts” within the meaning of SEC regulations. Each member of our Audit Committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our Board has examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector.
The primary functions of this committee include:
•helping our Board oversee our corporate accounting and financial reporting processes;
•managing the selection, engagement, qualifications, independence, and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent accountants, our interim and year-end operating results;
•reviewing our cybersecurity policies and programs;
•developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•reviewing related-party transactions;
•reviewing the effectiveness of the Company’s internal controls over financial reporting, any material issues with such controls, and any steps taken to address such issues; and
•approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.
The Board reviews the Nasdaq listing standards definition of independence for audit committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards).
Report of the Audit Committee of the Board*
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended July 30, 2022, with management of the Company. The Audit Committee has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”), including Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the PCAOB, and the SEC. The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the audit committee concerning independence and has discussed with Deloitte & Touche LLP the firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 30, 2022.

THE AUDIT COMMITTEE
Ms. Sharon McCollam (Chair)
Mr. J. William Gurley
Ms. Elizabeth Williams

Compensation Committee
The primary purpose of our Compensation Committee is to discharge the responsibilities of the Board in overseeing our compensation policies, plans, and programs, and to review and determine the compensation to be paid to executive officers, directors, and other senior management, as appropriate. Specific responsibilities include:
•reviewing and approving the compensation of the Chief Executive Officer, other executive officers, and senior management;
•reviewing and making recommendations to the Board regarding the compensation paid to directors;
•reviewing and recommending to the Board succession plans for our executive officers;
•reviewing, adopting, amending, and terminating incentive compensation and equity plans, severance agreements, profit-sharing plans, bonus plans, change-of-control protections, and any other compensatory arrangements for executive officers and other senior management; and
•reviewing and establishing general policies relating to compensation and benefits of employees.
Each year, the Compensation Committee reviews with management the Company’s Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings.
All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards).
Compensation Committee Processes and Procedures
The agenda for each Compensation Committee meeting is usually developed in consultation with the Chair of the Compensation Committee. The Chief Executive Officer may not be present during the voting, deliberations, or determinations of the Compensation Committee regarding her compensation, but may be present (but not vote) during the voting and deliberations regarding the compensation of the other executive officers and senior management. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities, and personnel of the Company. In addition, under its charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting, or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisors engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under its charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel, or other advisor to the Compensation Committee only after taking into consideration the various factors prescribed by the SEC and Nasdaq that bear upon the advisor’s independence; however, there is no requirement that any advisor be independent.
The specific determinations of the Compensation Committee with respect to executive compensation for the fiscal year ending July 30, 2022, are described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement.
Compensation Committee Interlocks and Insider Participation
As noted above, the Compensation Committee consists of Ms. Williams, Mr. Anderson, and Mr. Svane. None of the members of the Compensation Committee are currently, or have been at any time, one of our officers or employees. None of our executive officers currently serve, or have served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.
Nominating and Corporate Governance Committee
The primary purpose of our Nominating and Corporate Governance Committee is to oversee aspects of the Company’s corporate governance functions. Specific responsibilities of the Nominating and Corporate Governance Committee include:
•identifying and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board);
•reviewing and evaluating incumbent directors;
•overseeing periodic evaluations of the Board’s performance, including committees of the Board;
•considering and making recommendations to the Board regarding the Board’s leadership structure;
•making recommendations to the Board on continuing education of directors; and
•developing and making recommendations to the Board regarding our corporate governance guidelines, code of conduct, ethical compliance, insider trading policy, and other related policies.

The Nominating and Corporate Governance Committee also oversees risks related to environmental, social, and governance issues. The Nominating and Corporate Governance Committee believes that candidates for our Board should have certain minimum qualifications, including the ability to read and understand basic financial statements and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company, and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills, and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience, and capability.
In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. The Nominating and Corporate Governance Committee also takes into account the results of Board, committee, and director evaluations, which are conducted annually on a group and individual basis.
In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations, and the advice of counsel, if necessary. To identify candidates for Board membership, the Nominating and Corporate Governance Committee uses its network of contacts to compile a list of potential candidates, but may also engage a professional search firm, if it deems appropriate. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board.
At this time, the Nominating and Corporate Governance Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate, and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.
All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards).
Stockholder Communications with the Board
The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Corporate Secretary of Stitch Fix at 1 Montgomery Street, Suite 1100, San Francisco, CA 94104. These communications will be reviewed by the Corporate Secretary to determine whether it is appropriate for presentation to the Board or such director. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations, and product inquiries). The screening procedures have been approved by a majority of the independent directors.
Code of Conduct
The Company has adopted the Stitch Fix Code of Conduct, which applies to all officers, directors, and employees. The Code of Conduct is available on the Company’s website at investors.stitchfix.com. If the Company makes any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website. The Nominating and Corporate Governance Committee is responsible for periodically reviewing the Code of Conduct and recommending any changes to our Board for consideration.

Corporate Responsibility
At Stitch Fix, we create, deliver, and work toward a more equitable and sustainable world—we inspire and drive change across our industry and communities through our resources, influence, and innovation.
Equity
We recognize the responsibility, power, and opportunity we have to advance equity by focusing on race and its intersections with other aspects of identity. We acknowledge and embrace difference, and design everything we do with the understanding that diversity makes our work and our world better. We have a strong foundation of values, principles, and philosophies that have been grounded in equity with incredible employees who continue to hold us accountable for centering diversity, equity, and inclusion in everything we do. We have the power to make systemic change, led by each and every one of our employees, and to influence change in our industry. We’re not only up for it—we’re fueled by the hard work ahead and the knowledge that progress is the only option.
Threads of Support
We’re in pursuit of inspiring people—including employees—to be their best selves. A diverse, equitable, and inclusive workplace is absolutely key for us to fulfill that mission, and we own the charge to see this through.
•Universal parental leave: We understand the realities working families face, and encourage our employees to take parental leave to support theirs. In turn, we offer 16 weeks of paid parental leave for full-time employees, with equal benefits to new parents of any gender or family composition.
•Stitch Fix Communities: Our Communities (Employee Resource Groups) are a way for us to create and formally support safe, internal spaces for groups that have experienced systemic exclusion from opportunity in the societies in which we operate. Community Co-Leads receive a special equity grant in recognition of their contributions.
•Inclusive Benefits: Our mission is to offer an incredible health, wellness, and retirement benefits package that meets employees on their life journey. We continuously seek ways to educate, support, communicate, and create exceptional experiences.
•In fiscal year 2022, Stitch Fix made the decision to offer mental health and family planning benefits at no cost to all employees, including part-time associates. These benefits acknowledge the need to remove the stigma associated with mental health and family planning services regardless of sexual orientation, gender identification, marital status, race, or age. These programs include immediate access to mental health counselors, financial support for travel for abortion services, and an inclusive approach to growing your family.
•We continue to provide robust transgender benefits, which include no medical necessity requirement, dedicated case advocates who use the right pronouns, and education resources for employees, their families, and friends.
•Our Approach to Pay: A fair and consistent compensation structure is a precondition to true pay equity. From our inception as a company, we established a system of equal pay by level and role, which has allowed us to mitigate bias in compensation and to attract and retain the highest caliber of talent.
Our Current Representation
Now, and in the future, we remain committed to reflecting the communities we serve. We know that our ability to attract, develop, progress, and retain talent from marginalized groups is essential to our ability to innovate and thoughtfully build for our client base. Since our founding, we have had an explicit focus on representation of women in places where they’ve historically been on the margins—particularly in technical roles and leadership. This has yielded results and remained a strength.
•Gender diversity: We are proud of the number of women at Stitch Fix: our Founder, Chief Executive Officer, 82% of our employees, 56% of our management team, 44% of technical employees, and 44% of our Board identify as female.
•Racial and ethnic diversity: Our products and workplaces are made better with racial and ethnic diversity. We are committed to increasing the representation of people of color across our teams.
•Pay equity: We pay each person the same amount (dollar-for-dollar) as someone else performing the same job, regardless of gender, race, or age, based on data-driven market analysis.
Our ongoing work
•Diversity across our marketing: We intentionally partner with models, content creators, and influencers who help us represent the communities we serve—and are diverse in terms of size, race, age, and gender expression. We are committed to partnering with and ensuring pay equity for talent from marginalized groups.
•Size-inclusive clothing: Great style comes in every size. We carry over 100 brands with Plus styles, and offer size-inclusive styles across all of our private label brands. We are proud of our role in helping more than 30 brand partners expand their size offerings, as well as the size-inclusive women’s collaborations we’ve launched. Our product sizes range from women’s Petite to Plus sizes 0–24W/3X, to men’s Big & Tall.
•Gender-neutral styles: Our Kids’ stylists have the ability to select from our entire inventory, so that a Kids client can get a Fix that reflects their true self in a fun, non-gendered, and positive way. While we celebrate everyone’s individuality, we acknowledge that we still have work to do in order to extend the same level of access to adults.
•Our vendor diversity: As a member of the Vendor Diversity Coalition, we have begun collecting diversity, equity, and inclusion data from our vendors to set the baseline for future vendor diversity commitments. This helps us make informed decisions about who we work with so that we do our part to create a more equitable and anti-racist vendor ecosystem.

•Our brand diversity: We know we have a choice about our partnerships, and believe that we have a responsibility to make sure our product offerings reflect a diverse designer base. Our merchandising team is committed to laying the foundation for sustained brand diversity by increasing the number of Black-owned brands we sell. Approximately 15% of the brands we onboarded in 2022 are Black-owned, and we are committed to continuing to on-board additional Black-owned or founded brands in the future.
•Elevate Grant and mentorship program: In 2020, we launched Elevate, our grant and mentorship program designed to promote a more diverse retail landscape by supporting the next wave of entrepreneurs of color. In our inaugural year, we provided financial grants and mentorship to six Black designers to help them grow their business and launch their 2021 collections of apparel and accessories. Through Elevate, they were able to access our resources, data insights, and art and science approach to help bring their collections to a greater community of fashion-forward style seekers. Items from our Elevate recipients’ collections were then made available for purchase on Stitch Fix in October 2021. We announced our second cohort of six Elevate grantees in January 2022 and their collections launched for purchase in October 2022. We believe the program is resonating and providing value and access for designers of color and we look forward to launching our third cohort in Spring 2023.
Community Connections
•Supporting social justice: Beginning in fiscal year 2020, we committed to donating $500,000 over five years to advance social justice, with our initial $100,000 going toward organizations supporting Black lives. We are committed to the ongoing work and support of dismantling systemic racism and other injustices and continue to make progress toward our goal.
•Black in Fashion Council: In 2021, we signed the Black in Fashion Council pledge alongside more than 50 other brands, as another component of our commitment to remove the barriers Black individuals have faced being recognized and finding success in the fashion industry.
•Supporting an equal right to vote: The right to vote is fundamental to our democracy and to advancing a more equitable society. We make sure that all of our U.S. employees, no matter their identity or political party, have time to vote. Our partnerships with Civic Alliance and Time To Vote reflect our commitment to supporting the systemic change needed to protect voter rights.
•Atlanta Women’s Foundation: We support the Atlanta Women’s Foundation efforts to ensure that all women and girls in metro Atlanta live safe, economically self-sufficient, successful lives.
•Baby2Baby: Stitch Fix has been a long-time partner of Baby2Baby, a nonprofit organization that provides children living in poverty with diapers, clothing, and more of the basic necessities every child deserves.
•Stitch Fix For Good: Our Styling team supports the communities in which we live and work through regularly volunteering and supporting opportunities focused on equity and sustainability.
Sustainability
We’re responsible for creating the change we want to see in the world. It starts with establishing an ethical supply chain and taking measurable action toward a healthier planet. From our suppliers to the materials we work with, we are committed to using the power of our data, resources, and partnerships to catalyze change.
Sustainable materials
We plan to source 100% of the main materials in our private label products more sustainably than conventional alternatives by 2025. In 2022, we reached 59% of our total goal. We offer a range of products made with materials that use fewer chemicals, less water, and that reduce waste. When we are able to certify that more than 30% of fabric composition meets one of these requirements, we consider the product to be more sustainable than conventional alternatives.
•Cotton: Stitch Fix is a member of Better Cotton to help make global cotton production better for workers and the environment.
•Polyester: We use recycled polyester, which repurposes waste from a variety of sources like plastic bottles and fiber discards.
•Viscose: We are members of the CanopyStyle initiative and pledge that our viscose supply chains will be verified free of endangered forests by the end of 2022.
Responsibly produced
It matters to us that the products we carry are produced with demonstrated efforts to protect workers and the environment.
•Stitch Fix vendors: Our vendor relationships are based on shared ethics. Through our Vendor Code of Conduct, our vendors are committed to minimizing their environmental impact and providing working conditions that uphold local labor laws and international standards on worker and human rights.

•Private label factories: We take our factory and vendor partnerships very seriously and regularly evaluate workplace conditions, wages, working hours, health and safety, non-discrimination, and more through a comprehensive audit process.
•Conflict-free minerals: We keep an ethical mineral supply chain by working with vendors to ensure minerals mined in known conflict areas are not used in our products.
•Our Sustainable Apparel Coalition membership: In 2021, we became members of the Sustainable Apparel Coalition, joining “over 250 leading companies, associations, nonprofits, and academic institutions working to reduce environmental impact and promote social justice throughout the global value chain.”
Future-proofing our packaging
•A sustainable future demands forward-looking changes in the way we package our products.
•Boxes are made from 100% post-recycled FSC-certified material, and are recyclable.
•Standard Stitch Fix Freestyle mailers are made from 100% SFI-certified recycled fiber, and are recyclable.
•We reduced box size and weight, in some cases by as much as 24%.
•We use 100% FSC-certified recycled and recyclable in-box kraft paper.
•We joined Canopy’s Pack4Good initiative to ensure that our paper and packaging supply chains are free of Ancient and Endangered forests.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with SEC rules, we are providing our stockholders with the opportunity to approve, on an advisory basis, the compensation of our named executive officers, as described in this Proxy Statement.
This proposal, commonly referred to as the “say-on-pay” vote, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our executive compensation philosophy, policies, and practices, as discussed in this Proxy Statement. Accordingly, we ask our stockholders to approve the compensation of our named executive officers, as described in the Compensation Discussion and Analysis section of this Proxy Statement, by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the stockholders of Stitch Fix, Inc. approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion.”
Because this is an advisory vote, the result will not be binding on the Board or the Compensation Committee. However, the vote will provide us with important stockholder feedback about our executive compensation philosophy, policies, and practices. The Board and the Compensation Committee value the opinions of our stockholders and expect to take into account the outcome of the vote when considering future executive compensation decisions and when evaluating our executive compensation program.
The affirmative vote of the holders of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote on the matter at the 2022 Annual Meeting will be required to approve this proposal.
We provide our stockholders the opportunity to vote on the compensation of our named executive officers every year. It is expected that the next vote on executive compensation will be at the 2023 annual meeting of stockholders.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR PROPOSAL 2.

PROPOSAL 3
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 29, 2023, and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the 2022 Annual Meeting. Deloitte & Touche LLP has served as the Company’s auditor since 2014. Representatives of Deloitte & Touche LLP are expected to be present at the 2022 Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm for the fiscal year ending July 29, 2023. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
The affirmative vote of the holders of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote on the matter at the 2022 Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to the Company for the fiscal years ended July 30, 2022 and July 31, 2021, by Deloitte & Touche LLP, the Company’s principal accountant:

	Fiscal Year
	2022	2021
Audit Fees(1)	$2,598,400	$2,754,752
Audit-Related Fees(2)	43,000	15,500
Tax Fees	—	—
All Other Fees(4)	5,263	5,263
Total Fees	$2,646,663	$2,775,515
(1)Audit fees consist of fees for professional services rendered in connection with the annual audit of our consolidated financial statements, the review of our quarterly condensed consolidated financial statements, and consultations on accounting matters directly related to the audit.
(2)Audit-related fees consist of fees for professional services rendered in connection with (i) the submission of a Registration Statement on Form S-8 related to our 2017 Incentive Plan and a Registration Statement on Form S-8 related to our 2019 Inducement Plan in fiscal year 2022, and (ii) the submission of a Registration Statement on Form S-8 related to our 2017 Incentive Plan in fiscal year 2021.
(3)All other fees consist of fees for all other services not included in the categories set forth above. In fiscal years 2022 and 2021, fees were for a subscription-based tool.
All services described above were pre-approved by the Audit Committee. In connection with the audit of our fiscal year 2022 financial statements, the Company entered into an engagement agreement with Deloitte & Touche LLP that sets forth the terms by which Deloitte & Touche LLP will perform audit services for the Company. During the fiscal year ended July 30, 2022, none of the total hours expended on the Company’s financial audit by Deloitte & Touche LLP were provided by persons other than Deloitte & Touche LLP’s full-time permanent employees.
Pre-Approval Policies and Procedures
The Audit Committee follows certain procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Deloitte & Touche LLP. The Committee generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR PROPOSAL 3.

EXECUTIVE OFFICERS
The following table sets forth information for our executive officers as of November 1, 2022. Our executive officers are appointed by, and serve at the discretion of, the Board and each holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Elizabeth Spaulding	46	Chief Executive Officer
Dan Jedda	51	Chief Financial Officer
Scott Darling(1)	50	Chief Legal Officer and Corporate Secretary
Sachin Dhawan	47	Chief Technology Officer
(1)    Mr. Darling’s employment with the Company will end as of November 30, 2022.

Elizabeth Spaulding. Ms. Spaulding has served as our Chief Executive Officer and a member of our Board since August 2021. She served as our President from January 2020 to August 2021. Previously, she was at Bain & Company, a global consulting firm, serving as a Partner from June 2010 to December 2019 and as a member of Bain’s Board of Directors from January 2018 to December 2019. From June 2013 to December 2019, Ms. Spaulding served as Global Head of Bain’s Digital practice, where she focused on expanding Bain’s capabilities in software development and engineering, innovation services, as well as corporate development for new technology. She also founded and led the Bain Innovation Exchange as part of her role. Ms. Spaulding joined Bain in 1998. Ms. Spaulding holds a B.A.S. in Management and Decision Sciences, as well as in French, from Stanford University and an M.B.A. from Stanford University.
Dan Jedda. Mr. Jedda has served as our Chief Financial Officer since December 2020. Previously, he was at Amazon.com and served as Vice President and CFO for Digital Video (including Amazon Studios), Digital Music, and the Advertising and Corporate Development organizations. Mr. Jedda joined Amazon in 2005. Mr. Jedda holds a B.A. in Accounting and Finance from the University of St. Thomas and an M.B.A. from the University of Minnesota, Carlson School of Management.
Scott Darling. Mr. Darling has served as our Chief Legal Officer since October 2016 and as our Corporate Secretary since March 2017. From August 2015 to May 2016, Mr. Darling served as Chief Legal Officer and Corporate Secretary of Beepi, Inc., an online automobile retailer. From October 2011 to August 2015, Mr. Darling served as the Vice President, General Counsel and Corporate Secretary of Trulia, Inc., a home search marketplace. Prior to joining Trulia, Mr. Darling served as Vice President, General Counsel and Corporate Secretary at Imperva Inc., a cybersecurity company, from 2010 until 2011, and as Senior Attorney with Microsoft Corporation, a multinational technology company, from 2008 to 2010. Mr. Darling started his career with the law firm Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP. Mr. Darling holds a B.A. in Ethics, Politics, and Economics from Yale University and a J.D. from the University of Michigan.
Sachin Dhawan. Mr. Dhawan has served as our Chief Technology Officer since January 2022. Prior to joining Stitch Fix, Mr. Dhawan was the Senior Vice President of Infrastructure & Operations at Visa, a digital payments provider, from January 2019 to January 2022. Before Visa, Mr. Dhawan was Chief Technology Officer at Blackhawk Network, a payment solutions provider, from June 2016 to December 2018. Prior to Blackhawk Networks, he spent more than 16 years at PayPal and Microsoft. Mr. Dhawan has a B.S. in Computer Science from Visvesvaraya National Institute of Technology.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of the Company’s Class A and Class B common stock as of October 18, 2022, by: (i) each director and nominee for director; (ii) each of the Company’s named executive officers; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than 5% of its Class A common stock or Class B common stock. Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o Stitch Fix, Inc., 1 Montgomery Street, Suite 1100, San Francisco, California 94104.

	Class A Common Stock		Class B Common Stock		% of Total Voting Power(2)
Name of Beneficial Owner(1)	Shares	%	Shares	%
5% Stockholders:
Entities affiliated with Baseline Ventures(3)	—	—	6,563,089	25.83	19.33
Entities affiliated with Benchmark Capital Partners(4)	1,000,000	1.17	3,587,821	14.12	10.86
Entities affiliated with Working Capital(5)	11,088,374	12.98	—	—	3.27
The Vanguard Group, Inc.(6)	7,481,297	8.76	—	—	2.20
Jackson Square Partners, LLC(7)	6,987,799	8.18	—	—	2.06
BlackRock, Inc.(8)	6,347,416	7.43	—	—	1.87
Slate Path Capital LP(9)	4,282,056	5.01	—	—	1.26
Named Executive Officers and Directors:
Katrina Lake(10)	252,805	*	10,008,523	38.73	29.16
Elizabeth Spaulding(11)	785,992	*	—	—	*
Dan Jedda(12)	375,940	*	—	—	*
Scott Darling(13)	240,261	*	—	—	*
Sachin Dhawan(14)	393,586	*	—	—	*
Michael Smith(15)	172,845	*	514,177	2.01	1.56
Steven Anderson(16)	—	—	11,875,544	46.74	34.98
J. William Gurley(17)	3,219,133	3.77	3,587,821	14.12	11.52
Sharon McCollam(18)	17,527	*	49,200	*	*
Neal Mohan(19)	18,713	*	—	—	*
Mikkel Svane(20)	41,557	*	—	—	*
Elizabeth Williams(21)	38,485	*	—	—	*
All directors and executive officers as a group (12 persons)(22)	5,556,844	6.37	26,035,265	99.97	76.49
* Less than one percent.
(1)This table is based upon information supplied by officers, directors, and principal stockholders, as well as and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 85,403,036 shares of Class A common stock and 25,405,020 shares of Class B common stock outstanding on October 18, 2022, adjusted as required by rules promulgated by the SEC.
(2)Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. The holders of our Class A common stock are entitled to one vote per share, and holders of our Class B common stock are entitled to ten votes per share.
(3)Consists of (i) 4,039,490 shares of Class B common stock held by Baseline Ventures 2009, LLC, (ii) 1,980,288 shares of Class B common stock held by Baseline Increased Exposure Fund, LLC (“BIE”), (iii) 277,911 shares of Class B common stock held by Baseline Cable Car, LLC, and (iv) 265,400 shares of Class B common stock held by Baseline Encore, L.P. Mr. Anderson, the sole managing member of Baseline Ventures 2009, LLC, BIE, Baseline Cable Car, LLC, and Baseline Encore Associates, LLC, and the general partner of Baseline Encore, L.P., has the sole power to vote these shares. As a Member of BIE and through such membership interest, Mr. Anderson indirectly owns up to 54,893 shares of the Class B common stock held by BIE. The address for the Baseline entities is 680 S. Cache Street, Suite 100-10820, Jackson, WY 83002.
(4)Consists of (i) 2,734,414 shares of Class B common stock held by Benchmark Capital Partners VII, L.P. (“Benchmark VII”), (ii) 853,407 shares of Class B common stock held by Benchmark Capital Partners VI, L.P. (“Benchmark VI”), and (iii) 1,000,000 shares of Class A common stock held by Benchmark Capital Partners IX, L.P. (“Benchmark IX”). Benchmark Capital

Management Co. VII, L.L.C., the general partner of Benchmark VII, may be deemed to have sole power to vote the shares held by Benchmark VII, and Matthew R. Cohler, Bruce W. Dunlevie, Peter H. Fenton, J. William Gurley, Kevin R. Harvey, Mitchell H. Lasky, and Eric Vishria, the managing members of Benchmark Capital Management Co. VII, L.L.C., may be deemed to have shared power to vote these shares. Benchmark Capital Management Co. VI, L.L.C., the general partner of Benchmark VI, may be deemed to have sole power to vote the shares held by Benchmark VI, and Alexandre Balkanski, Matthew R. Cohler, Bruce W. Dunlevie, Peter H. Fenton, J. William Gurley, Kevin R. Harvey, Robert C. Kagle, and Mitchell H. Lasky, the managing members of Benchmark Capital Management Co. VI, L.L.C., may be deemed to have shared power to vote these shares. Benchmark Capital Management Co. IX, L.L.C., the general partner of Benchmark IX, may be deemed to have sole power to vote the shares held by Benchmark IX, and Peter H. Fenton, Miles Grimshaw, J. William Gurley, An-Yen Hu, Chetan Puttagunta, Sarah E. Tavel and Eric Vishria, the managing members of Benchmark Capital Management Co. IX, L.L.C., may be deemed to have shared power to vote these shares. The address for the Benchmark entities is 2965 Woodside Road, Woodside, CA 94062.
(5)Consists of 11,088,374 shares according to the Schedule 13G/A filed on February 9, 2022, which reported that that High Street Partners, Ltd. (“High Street”) had shared voting and shared dispositive power over 4,815,626 shares, Working Capital Partners, Ltd. (“Working Capital Fund” and together with High Street, the “Private Funds”) had shared voting and shared dispositive power over 6,272,748 shares, Working Capital Advisors (UK) Ltd. (the “Investment Manager”) had shared voting and shared dispositive power over 11,088,374 shares, Working Capital Management Pte. Ltd. (the “Parent Company”) had shared voting and shared dispositive power over 11,088,374 shares, and Kenneth Chan (collectively, with the Private Funds, the Investment Manager, and the Parent Company, the “Working Capital entities”) had shared voting and shared dispositive power over 11,088,374 shares. Kenneth Chan is the sole owner of the Parent Company. The Parent Company is the sole owner of the Investment Manager. The Investment Manager serves as the investment manager to the Private Funds. The address for the Working Capital entities is Queripel House, Unit 2,1 Duke of York Square, London SW3 4LY, United Kingdom.
(6)Consists of 7,481,297 shares held by The Vanguard Group, Inc. (“Vanguard Group”) according to its Schedule 13G/A filed on February 9, 2022, which reported that it had shared dispositive power over 220,984 shares, sole dispositive power over 7,260,313 shares, shared voting power over 151,785 shares, and sole voting power over 0 shares. The address for Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(7)Consists of 6,987,799 shares held by Jackson Square Partners, LLC (“Jackson Square”) according to its Schedule 13G filed on February 11, 2022, which reported that it had shared dispositive power over 0 shares, sole dispositive power over 6,987,799 shares, shared voting power over 0 shares, and sole voting power over 5,549,785 shares. The address for Jackson Square is One Letterman Drive, Building A, Suite A3-200, San Francisco, CA 94129.
(8)Consists of 6,347,416 shares held by BlackRock, Inc. (“BlackRock”) according to its Schedule 13G/A filed on February 7, 2022, which reported that it had shared dispositive power over 0 shares, sole dispositive power over 6,347,416 shares, shared voting power over 0 shares, and sole voting power over 6,138,008 shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.
(9)Consists of 4,282,056 shares held by Slate Path Capital LP (“Slate Path”) according to its Schedule 13G filed on February 11, 2022, which reported that it had shared dispositive power over 0 shares, sole dispositive power over 4,282,056 shares, shared voting power over 0 shares, and sole voting power over 4,282,056 shares.
(10)Consists of (i) 9,378,897 shares of Class B common stock held by the Katrina M. Lake Revocable Trust dated May 23, 2016, of which Ms. Lake is the trustee, (ii) 9,557 shares of Class A common stock and 191,648 shares of Class B common stock held by the John C. Clifford and Katrina M. Lake Revocable Trust dated May 23, 2016, of which Ms. Lake and John C. Clifford are trustees, (iii) 243,248 shares of Class A common stock issuable under outstanding options vested and exercisable within 60 days of October 18, 2022, and (iv) 437,978 shares of Class B common stock issuable under outstanding options vested and exercisable within 60 days of October 18, 2022.
(11)Consists of (i) 142,136 shares of Class A common stock held by the Jeffrey T Spaulding and Elizabeth H Spaulding Living Trust, of which Ms. Spaulding is a trustee, (ii) 571,250 shares of Class A common stock issuable under outstanding options vested and exercisable within 60 days of October 18, 2022, and (iii) 72,606 shares of Class A common stock issuable upon the vesting of RSUs within 60 days of October 18, 2022.
(12)Includes (i) 142,531 shares of Class A common stock issuable under outstanding options vested and exercisable within 60 days of October 18, 2022 and (ii) 68,137 shares of Class A common stock issuable upon the vesting of RSUs within 60 days of October 18, 2022.
(13)Includes 156,476 shares of Class A common stock issuable under outstanding options vested and exercisable as of November 30, 2022.
(14)Includes (i) 280,679 shares of Class A common stock issuable under outstanding options vested and exercisable within 60 days of October 18, 2022 and (ii) 38,261 shares of Class A common stock issuable upon the vesting of RSUs within 60 days of October 18, 2022.
(15)Includes (i) 121,473 shares of Class A common stock issuable under outstanding options vested and exercisable within 60 days of October 18, 2022, (ii) 150,813 shares of Class B common stock issuable under outstanding options vested and exercisable within

60 days of October 18, 2022, and (iii) 4,016 shares of Class A common stock issuable upon the vesting of RSUs within 60 days of October 18, 2022.
(16)Consists of (i) 4,039,490 shares of Class B common stock held by Baseline Ventures 2009, LLC, (ii) 1,980,288 shares of Class B common stock held by BIE, (iii) 277,911 shares of Class B common stock held by Baseline Cable Car, LLC, (iv) 265,400 shares of Class B common stock held by Baseline Encore, L.P., and (v) 5,312,455 shares of Class B common stock held by Mr. Anderson. Mr. Anderson, the sole managing member of Baseline Ventures 2009, LLC, BIE, Baseline Cable Car, LLC, and Baseline Encore Associates, LLC, and the general partner of Baseline Encore, L.P., has the sole power to vote these shares.
(17)Consists of (i) 2,734,414 shares of Class B common stock held by Benchmark VII, (ii) 853,407 shares of Class B common stock held by Benchmark VI, (iii) 1,000,000 shares of Class A common stock held by Benchmark IX, (iv) 2,149,762 shares of Class A common stock held by Mr. Gurley, and (v) 69,371 shares of Class A common stock held by limited partnerships controlled by Mr. Gurley. Benchmark Capital Management Co. VII, L.L.C., the general partner of Benchmark VII, may be deemed to have sole power to vote the shares held by Benchmark VII, and Mr. Gurley, a managing member of Benchmark Capital Management Co. VII, L.L.C., may be deemed to have shared power to vote these shares. Benchmark Capital Management Co. VI, L.L.C., the general partner of Benchmark VI, may be deemed to have sole power to vote the shares held by Benchmark VI, and Mr. Gurley, a managing member of Benchmark Capital Management Co. VI, L.L.C., may be deemed to have shared power to vote these shares. Benchmark Capital Management Co. IX, L.L.C., the general partner of Benchmark IX, may be deemed to have sole power to vote the shares held by Benchmark IX, and Mr. Gurley, a managing member of Benchmark Capital Management Co. IX, L.L.C., may be deemed to have shared power to vote these shares.
(18)Includes (i) 11,707 shares of Class A common stock issuable under outstanding options vested and exercisable within 60 days of October 18, 2022, (ii) 49,200 shares of Class B common stock issuable under outstanding options exercisable within 60 days of October 18, 2022, and (iii) 4,016 shares of Class A common stock issuable upon the vesting of RSUs within 60 days of October 18, 2022.
(19)Includes (i) 12,502 shares of Class A common stock issuable under outstanding options vested and exercisable within 60 days of October 18, 2022 and (ii) 4,016 shares of Class A common stock issuable upon the vesting of RSUs within 60 days of October 18, 2022.
(20)Includes (i) 29,568 shares of Class A common stock issuable under outstanding options vested and exercisable within 60 days of October 18, 2022 and (ii) 4,016 shares of Class A common stock issuable upon the vesting of RSUs within 60 days of October 18, 2022.
(21)Includes (i) 25,800 shares of Class A common stock issuable under outstanding options vested and exercisable within 60 days of October 18, 2022 and (ii) 4,016 shares of Class A common stock issuable upon the vesting of RSUs within 60 days of October 18, 2022.
(22)Consists of (i) 3,762,526 shares of Class A common stock held by our current directors and executive officers, (ii) 1,595,234 shares of Class A common stock issuable under outstanding stock options vested and exercisable within 60 days of October 18, 2022, (iii) 199,084 shares of Class A common stock issuable upon the vesting of RSUs within 60 days of October 18, 2022, (iv) 25,397,274 shares of Class B common stock held by our current directors and executive officers, and (v) 637,991 shares of Class B common stock issuable under outstanding stock options vested and exercisable within 60 days of October 18, 2022.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires the Company’s directors, officers, and beneficial owners of more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors, and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, we believe that all such SEC filing requirements were met in a timely manner during the fiscal year ended July 30, 2022, other than with respect to one Form 4 for each of Ms. Spaulding, Mr. Jedda, Mr. Darling and Ms. Barkema.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
This Compensation Discussion and Analysis describes the compensation program for our chief executive officer (“CEO”), our chief financial officer (“CFO”), and our other most highly compensated executive officers for our fiscal year ended July 30, 2022 (our “named executive officers”). During fiscal year 2022, our named executive officers were:
•Elizabeth Spaulding, our CEO;
•Dan Jedda, our CFO;
•Scott Darling, our Chief Legal Officer and Corporate Secretary; and
•Sachin Dhawan, our Chief Technology Officer (“CTO”)
As all of our executive officers are named executive officers, and we use those terms interchangeably below. This Compensation Discussion and Analysis describes the material elements of our executive compensation program during fiscal year 2022. It also provides an overview of our executive compensation philosophy and objectives. Finally, it analyzes how and why the Compensation Committee (the “Compensation Committee”) of our Board of Directors arrived at the specific compensation decisions for our named executive officers for fiscal year 2022, including the key factors that it considered in determining their compensation.

Executive Summary
Who We Are
Stitch Fix was inspired by the vision of a client-first, client-centric new way of retail. What people buy and wear matters. When we serve our clients well, we help them discover and define their styles, we find jeans that fit and flatter their bodies, we reduce their anxiety and stress when getting ready in the morning, we give them confidence in job interviews and on first dates, and we give them time back in their lives to invest in themselves or spend with their families. Most of all, we are fortunate to play a small part in our clients looking, feeling, and ultimately being their best selves.

The very human experience that we deliver is powered by data science. Our data science capabilities consist of our rich data set and our proprietary algorithms, which fuel our business by enhancing the client experience and driving business model efficiencies. The vast majority of our client data is provided directly and explicitly by the client, rather than inferred, scraped, or obtained from other sources. We also gather extensive merchandise data, such as inseam, pocket shape, silhouette, and fit. This large and growing data set provides the foundation for proprietary algorithms that we use throughout our business, including those that predict purchase behavior, forecast demand, optimize inventory, and enable us to design new apparel. We believe our data science capabilities give us a significant competitive advantage, and as our data set grows, our algorithms become more powerful.

Executive Compensation Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short- and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:

WHAT WE DO	WHAT WE DON’T DO
Retain an Independent Compensation Advisor. The Compensation Committee engaged its own compensation consultant to provide information, analysis, and other advice, independent of management. This consultant performed no other services for us in fiscal year 2022.

No Executive Retirement Plans. We do not offer pension or retirement plans or arrangements to our named executive officers that are different from or in addition to those offered to our other employees.

Performance-Based Annual Bonus. We maintain a rigorous performance-based annual bonus program.	No Perquisites. Other than certain benefits relating to relocation for certain executive officers, we do not provide perquisites or other personal benefits to our named executive officers.
Annual Executive Compensation Review. The Compensation Committee conducts an annual review of our compensation strategy, including our compensation peer group and our compensation-related risk profile.

No Special Welfare or Health Benefits. Our named executive officers participate in broad-based, company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

Compensation at Risk. Our executive compensation program is designed so that a significant portion of compensation is at risk, based on our performance on key metrics and structured to align the interests of our named executive officers and stockholders, as reflected in short-term cash bonuses and long-term equity awards.
No Hedging or Pledging of Our Equity Securities. We do not permit directors or our employees, including our executive officers, to hedge or pledge our equity securities.
Stock Ownership Policy. We maintain a stock ownership policy that requires our named executive officers to maintain a minimum ownership level of our Class A or Class B common stock.	No Post-Employment Tax Reimbursement. We do not provide any tax reimbursement payments or gross-ups on any executive officer severance, change-in-control payments, benefits, or otherwise.
Succession Planning. We review the risks associated with our key executive officer positions to ensure adequate succession plans are in place.	No Dividends or Dividend Equivalents Payable on Unvested Equity Awards. We do not pay dividends or dividend equivalents on unvested RSU awards.
Long-term vesting of equity awards. Equity awards granted to our executive officers to vest over a three-year period.	No single-trigger cash severance on the occurrence of a change-in-control. Severance benefits and payments require a qualifying termination of employment event.

Stockholder Approval of Compensation
At our 2018 annual meeting of stockholders, we conducted an initial non-binding stockholder advisory vote on the frequency with which we should hold future non-binding shareholder advisory votes on our named executive officer’s compensation (a “say-on-pay vote”). Our stockholders overwhelmingly agreed with our Board’s recommendation that we should hold future say-on-pay vote on an annual basis.
At our 2021 annual meeting of stockholders, we conducted a say-on-pay vote. Our stockholders overwhelmingly agreed with our Board’s recommendation to approve, on an advisory basis, the compensation paid to our named executive officers with over 91% of the votes cast voted in favor of their compensation. For our 2022 annual meeting, our Board is recommending that our stockholders approve the compensation of our named executive officers as disclosed in this Proxy Statement. For additional information about this say-on-pay vote, see Proposal 2 in this Proxy Statement.
Executive Compensation Philosophy
Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:

•provide compensation and benefit levels that will attract, retain, and reward a highly talented team of executive officers while managing costs responsibly;
•provide incentives that motivate and reward achievement of our key financial and operational results and strategic objectives that enhance stockholder value over the long term;
•establish a direct link between our financial and operational results and strategic objectives and the compensation of our executive officers; and
•align the interests and objectives of our executive officers with those of our stockholders by linking their incentive compensation opportunities to stockholder value creation.

Program Design
We use three principal elements to structure the compensation opportunities of our named executive officers: base salary; the opportunity to earn an annual cash bonus based on the achievement of financial and strategic objectives; and long-term incentive compensation opportunities in the form of equity awards. While the pay mix may vary from year to year, the ultimate goal is to achieve our compensation objectives as described above.

We also provide our named executive officers with the same benefits available to all of our similarly-situated employees, including retirement benefits under our Section 401(k) savings plan (the “401(k) Plan”) and participation in our employee health and welfare benefit plans.

The design of our executive compensation program is influenced by a variety of factors, with the primary goals of aligning the interests of our executive officers and stockholders and linking pay with performance. We do not have any formal policies for allocating compensation among base salary, annual cash bonuses, and equity awards; short- and long-term compensation; or cash and non-cash compensation. Instead, the members of the Compensation Committee exercise their judgment to establish a total compensation package for each executive officer that is a mix of fixed and variable compensation, and cash and non-cash compensation, that it believes is appropriate to achieve the goals of our executive compensation program and our corporate objectives. Historically, the Compensation Committee has structured a significant portion of our executive officers’ target total direct compensation so that it is comprised of long-term incentive compensation in the form of equity awards to align our executive officers’ incentives with the interests of our stockholders and our corporate goals.

Governance of Executive Compensation Program
Role of the Compensation Committee
The Compensation Committee discharges the responsibilities of our Board relating to the compensation of our named executive officers and the non-employee members of our Board. The Compensation Committee has overall responsibility for reviewing our compensation philosophy and strategy, overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies, and practices applicable to our CEO as well as our other executive officers. The Compensation Committee operates pursuant to a written charter, which is available in the Governance section of our website at investors.stitchfix.com.

Annual Compensation Review
At the beginning of each fiscal year, the Compensation Committee reviews our executive compensation program to assess whether the various elements of our program, as well as its compensation actions and decisions:

•are properly coordinated;
•are aligned with our vision, mission, values, corporate goals, and business strategy;
•provide appropriate short- and long-term incentives for our executive officers;
•are competitive with the compensation of executives in comparable positions at the companies with which we compete for executive talent; and
•provide retentive value to our executive officers, while managing costs responsibly.
Following this assessment, the Compensation Committee makes any necessary or appropriate modifications to our existing plans and arrangements or adopts new plans or arrangements.
Compensation-Setting Process
In connection with its annual review of our executive compensation program, the Compensation Committee evaluates and establishes the target total direct compensation opportunity for each of our named executive officers. The Compensation Committee does not use a single method or measure in setting or approving the target total direct compensation opportunities or each individual compensation element for our executive officers and does not benchmark any of these elements or target total direct compensation.
The following factors, which the Compensation Committee considers when selecting and setting the amount of each compensation element for our named executive officers, provide a framework for its compensation decision-making:
•our executive compensation program objectives;
•our performance against the financial and operational goals and objectives established by the Compensation Committee and our Board;
•each individual executive officer’s qualifications, knowledge, skills, experience, and tenure relative to other similarly situated executives at the companies in our compensation peer group or selected broad-based compensation surveys;
•the scope of each executive officer’s role and responsibilities compared to other similarly situated executives at the companies in our compensation peer group or selected broad-based compensation surveys;

•the prior performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team;
•the potential of each individual executive officer to contribute to our long-term financial, operational, and strategic objectives;
•our CEO’s compensation relative to that of our other executive officers and compensation parity among our executive officers;
•our financial performance relative to our peers;
•the compensation practices of our compensation peer group and the positioning of each executive officer’s compensation based on an analysis of competitive market data;
•in the case of long-term incentive compensation, the value of any outstanding vested and unvested equity awards held by each of our executive officers, including the equity awards and other long-term incentive compensation opportunities granted to each executive officer in prior fiscal years; and
•the recommendations provided by our CEO with regard to the compensation of our other executive officers, as described below.
No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of compensation levels quantifiable. The Compensation Committee does not weight these factors in any predetermined manner, nor does it apply any formulas in developing its compensation recommendations. In making these recommendations, the members of the Compensation Committee consider all of this information in light of their individual experience; knowledge of the Company, the competitive market, and each executive officer; and business judgment.
Role of Chief Executive Officer
In discharging its responsibilities, the Compensation Committee works with members of our management team, including our CEO. Our management team assists the Compensation Committee by providing information on corporate and individual performance, market compensation data, and management’s perspective on compensation matters. The Compensation Committee solicits and reviews our CEO’s recommendations and proposals with respect to adjustments to annual cash compensation, long-term incentive compensation opportunities, program structures, and other compensation-related matters for our executive officers (other than with respect to her own compensation).
The Compensation Committee reviews and discusses these recommendations and proposals with our CEO and considers them as one factor in determining the compensation for our executive officers other than our CEO. No executive is present during the discussion of or decision regarding their own compensation.
Role of Compensation Consultant
Pursuant to its charter, the Compensation Committee has the authority to retain the services of one or more executive compensation advisors, as it determines in its sole discretion, including compensation consultants and legal, accounting, and other advisors, to assist in the creation of our compensation plans and arrangements and related policies and practices. The Compensation Committee makes all determinations regarding the engagement, fees, and services of these external advisors, and any such external advisor reports directly to the Compensation Committee.
The Compensation Committee uses an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. For fiscal year 2022, the Compensation Committee engaged Compensia, Inc. (“Compensia”), a national compensation consulting firm, as its compensation consultant to advise it on executive compensation matters, including competitive market pay practices for our executive officers, and data analysis and selection of the compensation peer group. For fiscal year 2022, the scope of Compensia’s engagement included research, analysis, and support relating to:
•the levels of overall compensation and each element of compensation for our executive officers;
•the levels of overall compensation and each element of compensation for the non-employee members of our Board;
•reviewing and providing input on the Compensation Discussion and Analysis section of our Proxy Statement;
•the review and updating of our compensation peer group;
•compensation “best practices” and market trends for our executive officers and the non-employee members of our Board;
•equity utilization and funding;
•a risk assessment of our executive compensation programs; and
•other ad hoc matters throughout the year.

The terms of Compensia’s engagement include reporting directly to the Compensation Committee and its chair. Compensia also coordinates with our management for data collection and job matching for our executive officers. In fiscal year 2022, Compensia did not provide any other services to us. The Compensation Committee has evaluated Compensia’s independence pursuant to the Nasdaq listing standards and the relevant SEC rules and has determined that no conflict of interest has arisen as a result of the work performed by Compensia for the Compensation Committee.
Competitive Positioning
For purposes of comparing our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a group of peer companies. This compensation peer group consists of consumer, retail, and technology companies that are similar to us in terms of revenue, market capitalization, business focus, and revenue growth.
In developing the compensation peer group in April 2021 to serve as a reference point in our fiscal year 2022 executive compensation decisions, the following criteria were used to identify comparable companies:
•publicly traded companies headquartered in the United States;
•similar industry and competitive market for talent;
•similar revenue size – within a range of approximately 0.3 to 3.0 times our last four quarters’ revenue; and
•similar market capitalization – within a range of approximately 0.25 to 4.0 times our market capitalization.
In evaluating the compensation peer group based on the criteria described above, the Compensation Committee removed Grubhub from the peer group, due to its acquisition by Just Eat Takeaway.com, making it no longer a public company. The Compensation Committee added Bumble, DoorDash, Poshmark, ThredUp, and Twitter to the peer group based on the criteria described above.

The Compensation Committee approved the following compensation peer group following a review that included input from Compensia:

Box	Peloton Interactive	TripAdvisor
Bumble	Pinterest	Twitter
Cloudera	Poshmark	Wayfair
DoorDash	The RealReal	Yelp
Dropbox	Revolve Group	Zendesk
Etsy	RH	Zillow Group
Levi Strauss & Co.	Shutterstock
Match Group	ThredUp

This compensation peer group was used by the Compensation Committee during fiscal year 2022 as a reference for understanding the competitive market for executive positions in our industry and sector.
Competitive comparison data was collected from publicly available information contained in the SEC filings of the compensation peer group companies, as well as data from customized subsets of the Radford Global Technology survey, which included 17 of the 22 companies in the compensation peer group as a reference, to evaluate the competitive market when determining the total direct compensation packages for our executive officers, including base salary, annual cash bonus opportunities, and long-term incentive compensation opportunities. These surveys provide compensation market intelligence and are widely used within the technology industry.

The competitive market data described above are not used by the Compensation Committee in isolation, but serve as one point of reference in its deliberations on executive compensation. The Compensation Committee uses the competitive market data as a guide when making decisions about target total direct compensation, as well as individual elements of compensation. However, while market competitiveness is important, it is not the only factor the Compensation Committee considers when establishing compensation opportunities of our executive officers.

The Compensation Committee reviews our compensation peer group at least annually and adjusts the composition of the peer group if warranted, taking into account changes in both our business and that of the companies in the peer group.

Individual Compensation Elements
Our executive compensation program consists of three principal elements: base salary, an annual cash bonus opportunity, and long-term incentive compensation in the form of equity awards. Our executive officers also participate in several Company-wide health and welfare benefit plans, which are consistent with the arrangements offered to our other employees. Finally, our executive officers are eligible to receive certain post-employment compensation arrangements.

We use these compensation elements to make up our executive compensation program because:
•they are consistent with other programs in our competitive market and allow us to effectively compete for highly qualified talent;
•each element supports achievement of one or more of our compensation objectives; and
•collectively, we believe these elements are effective means for motivating our executive officers.
We view these primary compensation elements as related, but distinct, components of our total compensation program. We do not believe that total compensation should be derived from a single element, but should be balanced in support of our overall compensation philosophy. Each of these compensation elements is discussed in detail below, including a description of the particular element and how it fits into our overall executive compensation program and a discussion of the amounts paid to our named executive officers in fiscal year 2022 under each of these elements.
Base Salary
Base salary represents the fixed portion of the compensation of our named executive officers and is an important element of compensation intended to attract and retain highly talented individuals.

The Compensation Committee reviews and determines adjustments to the base salaries for each of our named executive officers as part of its annual executive compensation review. In addition, the base salaries of our named executive officers may be adjusted by the Compensation Committee in the event of a promotion or significant change in responsibilities.

The Compensation Committee generally determines base salaries after considering the factors described in “Governance of Executive Compensation Program – Compensation-Setting Process” above. Although our general philosophy is to set base salaries within a competitive range of the market median, actual positioning is based on the Compensation Committee’s assessment of the factors described above.

In October 2021, after considering the factors described above, the Compensation Committee determined to make no change to the base salary of Ms. Spaulding, and after considering the recommendation of our CEO as well as the factors described above, the Compensation Committee determined to increase the base salary of Mr. Darling to $500,000, and the base salary of Mr. Jedda to $550,000. Both base salaries were found to be below peer company compensation levels and the Compensation Committee took this into account along with Mssers. Jedda and Darling’s respective performance and consideration of the other factors described above. The base salaries of our named executive officers for fiscal years 2021 and 2022 were as follows:

Named Executive Officer	Fiscal Year 2021 Base Salary	Fiscal Year 2022 Base Salary	Percentage Adjustment
Ms. Spaulding	$650,000	$650,000	—
Mr. Jedda	$500,000	$550,000	10%
Mr. Darling	$400,000	$500,000	25%
Mr. Dhawan	$—	$600,000	—

The actual base salaries paid to our named executive officers in fiscal year 2022 are set forth in the “Fiscal Year 2022 Summary Compensation Table” below.

Annual Cash Bonuses
We offered an annual cash bonus program for our executive officers in fiscal year 2022, which was intended to provide incentive to participants to achieve annual financial and strategic objectives set by the Compensation Committee and our Board. For fiscal year 2022, there was no bonus payment to our executive officers because the Company did not meet the performance metrics established by the Compensation Committee.

Target Annual Cash Bonus Opportunities

The Compensation Committee reviews the target annual cash bonus opportunity for the fiscal year (which is expressed as a percentage of annual base salary, prorated for any salary adjustments during the year) of each executive officer as part of its annual executive compensation review and makes adjustments after considering the factors described in “Governance of Executive Compensation Program – Compensation-Setting Process” above. Generally, the Compensation Committee seeks to set the target annual cash bonus opportunity so that target total cash compensation (the sum of annual base salary and annual cash bonus) is within a competitive range taking into consideration our compensation peer group, but does not target a specific percentile of our compensation peer group. For fiscal year 2022, the target annual cash bonus opportunity for each of our named executive officers, other than our CEO, was 50% of base salary, which was the same percentage as in fiscal year 2021. The target cash bonus for our CEO was 75% of base salary.

Corporate Performance Objectives

In October 2021, the Compensation Committee established target levels for the annual cash bonus program for fiscal year 2022 based on one financial performance metric, net revenue; one strategic performance metric, active clients; and the Company’s progress in growing its Freestyle service as determined by the Compensation Committee in its sole discretion, taking into account various factors which may include, progress in expanding the features of the Freestyle service, Freestyle revenue, new client acquisition through Freestyle, and such other business success indicators with no specific weighting among factors. The Compensation Committee decided to not include EBITDA as a performance metric given the variability, timing, and unpredictability of marketing spend for fiscal year 2022. An active client is defined as a client who checked out a Fix or was shipped an item using Freestyle in the preceding 52 weeks, measured as of the last day of that period. The Compensation Committee selected active clients as a strategic performance metric because it believes this metric closely reflects our focus on client acquisition and retention to continue growing our business.

The Compensation Committee weighted revenue and active client performance at 40% each of the target annual cash bonus opportunity and weighted Freestyle performance at 20% of the of the target annual cash bonus opportunity. The Compensation Committee determined that the potential payouts would be at the following levels: 50% (threshold); 100% (target); and 150% (maximum).

In October 2022, the Compensation Committee reviewed our actual performance to determine achievement of the corporate performance metrics under the annual cash bonus program. The Compensation Committee determined that the threshold performance was not met and awarded our executive officers no annual bonuses for fiscal year 2022.

The following table shows the required levels of achievement for the performance metrics to reach threshold, target, and maximum payout levels, as well as the actual results as determined by the Compensation Committee:

Financial Performance Metric (in millions except for percentages)	Weighting (percentage of total annual cash bonus opportunity)	Threshold 50%	Target 100%	Maximum 150%	Actual	Payout Percentage
Net Revenue	40%	$2,353	$2,491	$2,628	$2,073	0%
Active Clients	40%	4,698	4,970	5,244	3,795	0%
Freestyle Performance	20%					0%

In July 2022, the Compensation Committee determined to grant Ms. Spaulding a discretionary cash bonus of $250,000 to be paid on August 1, 2022, given the low value of Ms. Spaulding’s outstanding equity awards as compared to their intended values and her work in leading the Company through a challenging restructuring effort.
Long-Term Incentive Compensation
We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price and, therefore, these awards are an incentive for our named executive officers to create sustainable, long-term value for our stockholders. Equity awards also help us retain our executive officers in a highly competitive market.

Long-term incentive compensation opportunities in the form of equity awards are granted by the Compensation Committee. The amount of such equity awards are determined by the Compensation Committee after considering the factors described in “Governance of Executive Compensation Program – Compensation-Setting Process” above. The amounts of the equity awards are also intended to provide competitively sized awards and target total direct compensation opportunities within a competitive range relative to our compensation peer group and customized subsets of the Radford Global Technology survey, which included 17 of the 22 companies in the compensation peer group for similar roles and positions for each of our executive officers, taking into consideration the factors described above. In fiscal year 2022, the Compensation Committee determined to allow each named executive officer to determine the mix of restricted stock units (“RSUs”) and options that make up that individual’s equity award.

In December 2021, the Compensation Committee reviewed the outstanding equity awards held by our named executive officers and determined to grant equity awards to Mr. Darling and Mr. Jedda. The Compensation Committee granted Mr. Darling two equity awards with a total grant date fair value of $1,429,379, 25% in the form of an RSU award and 75% in the form of a stock option award. The RSU award vested or will vest 10.3% in each of four quarterly installments starting on December 15, 2021, with the remainder vesting in eight equal quarterly installments, subject to continued service on each vesting date. The stock option vested or will vest 42% in 12 equal monthly installments starting on January 14, 2022, with the remaining 58% vesting in 24 equal monthly installments thereafter, subject to continued service on each vesting date.

The Compensation Committee granted Mr. Jedda an equity award with a grant date fair value of $3,305,895 in the form of two separate RSU awards. One award had a grant date fair value of at $2,706,291 with 40% of the award vesting in eight equal quarterly installments starting on December 15, 2021, with the remaining 60% of the shares vesting in eight equal quarterly installments thereafter, subject to continued service on each vesting date. The second award had a grant date fair value of $599,604 and vested or will vest in four equal quarterly installments starting on December 15, 2021, subject to continued service on each vesting date.
After reviewing the outstanding equity awards held by Ms. Spaulding, the Compensation Committee determined not to grant any equity awards to Ms. Spaulding in December of 2021.

The Compensation Committee determined to grant Mr. Jedda and Mr. Darling additional equity awards for retention purposes, given the low value of each’s outstanding equity awards as compared to their awards’ intended values, in July 2022. The Compensation Committee granted Mr. Jedda an equity award with a grant date fair value of $2,224,000 in the form of an RSU award. The RSU award vested 25% on September 14, 2022, and the remainder will vest in six equal quarterly installments thereafter, subject to continued service on each vesting date. The Compensation Committee granted Mr. Darling an equity award with a grant date fair value of $1,371,469 in the form of an RSU award. The RSU award vested 25% on September 14, 2022, and the remainder will vest in six equal quarterly installments thereafter, subject to continued service on each vesting date. The Compensation Committee determined not to grant Mr. Dhawan a retention equity award given that he received a new hire grant when he was hired.

In July 2022, the Compensation Committee determined to grant Ms. Spaulding an additional equity award for retention purposes, given the low value of Ms. Spaulding’s outstanding equity awards as compared to their intended values. The Compensation Committee granted Ms. Spaulding an equity award with a grant date fair value of $2,224,000 in the form of an RSU award. The RSU award vested 25% on September 14, 2022, and the remainder will vest in six equal quarterly installments thereafter, subject to continued service on each vesting date.

Health and Welfare Benefits
Our named executive officers are eligible to receive the same employee benefits that are generally available to all our full-time employees, subject to the satisfaction of certain eligibility requirements. These health and welfare benefits include medical and dental benefits, life insurance benefits, and short- and long-term disability insurance.

In addition, we maintain a 401(k) Plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees are able to defer eligible compensation up to certain limits as set forth in the Internal Revenue Code of 1986, as amended (the “Code”), which are updated annually. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. All participant interests in their contributions are fully vested when contributed. We have the ability to make matching and discretionary contributions to the 401(k) Plan and made matching contributions in fiscal year 2022. The 401(k) Plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) Plan are deductible by us when made, and contributions and earnings on those amounts are not generally taxable to the employees until withdrawn or distributed from the 401(k) Plan.

In structuring these benefit programs, we seek to provide an aggregate level of benefits that are comparable to those provided by similarly situated companies.

Perquisites and Other Personal Benefits
We do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites or other personal benefits to our named executive officers except as generally made available to all our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. During fiscal year 2022, none of our named executive officers received perquisites or other personal benefits except as generally made available to all our employees.
Employment Arrangements
While we do not have employment agreements with any of our executive officers, the initial terms and conditions of employment for our named executive officers are set forth in written employment offer letters. In September 2017, we entered into an employment offer letter with Mr. Darling setting forth the terms and conditions of his employment with us. We entered into an employment offer letter with Ms. Spaulding in November 2019, pursuant to which she agreed to serve as President, and a revised employment offer letter in June 2021, pursuant to which she agreed to serve as our CEO. In October 2020, we entered into an employment letter with Mr. Jedda, pursuant to which he agreed to serve as our CFO. In December 2021, we entered into an employment letter with Mr. Dhawan, pursuant to which he agreed to serve as our CTO. Each of these employment offer letters provides for “at will” employment and sets forth the named executive officer’s initial base salary and target annual bonus opportunity. These employment offer letters also contain provisions for certain payments and benefits in the event of certain qualifying terminations of employment, including a termination of employment following a change in control of the Company, as described in more detail in “Post-Employment Compensation Arrangements” below. Each of these arrangements was approved on our behalf by the Compensation Committee.

Each of our named executive officers is subject to customary confidentiality requirements and similar covenants. Each of our named executive officers has also executed our standard proprietary information and inventions agreement.

Appointment of Chief Technology Officer

In connection with his appointment as CTO, we entered into an employment offer letter dated December 20, 2021 (the “Employment Offer Letter”) with Mr. Dhawan. Pursuant to Mr. Dhawan’s Employment Offer Letter, our initial compensation arrangements with Mr. Dhawan were as follows:
•an initial annual base salary of $600,000;
•a target annual cash bonus opportunity equal to 50% of his annual base salary;
•a one-time signing bonus of $350,000 paid on the Company’s next regularly scheduled payroll date following Dhawan’s start date;
•an RSU award to acquire 306,085 shares of our Class A common stock, 25% of which vested on June 15, 2022, 12.5% of which vested on September 14, 2022, 12.5% of which will vest on December 14, 2022, 8.33% of which will vest on each of four equal quarterly installments during calendar year 2023, and 4.17% of which will vest on each of four equal quarterly installments during calendar year 2024, subject to Mr. Dhawan's continued service on each vesting date; and
•an option to purchase 612,170 shares of our Class A common stock, 25% of which vested on June 24, 2022, 4.17% of which will vest or vested on each month over the following 6 months, 2.78% of which will vest each month over the following 12 months, and 1.385% of which will vest each month over the remaining 12 months, subject to Mr. Dhawan's continued service on each vesting date.
The equity awards granted to Mr. Dhawan were granted under the Stitch Fix, Inc. Amended and Restated 2019 Inducement Plan (the “2019 Plan”), which was adopted by our Board of Directors under an exception to the Nasdaq Listing Rules’ stockholder approval requirement for the issuance of securities with regard to grants to employees of the Company or its subsidiaries as an inducement material to such individuals entering into employment with the Company or its subsidiaries.

Mr. Dhawan’s Employment Offer Letter also contains provisions for certain payments and benefits in the event of a qualifying termination of employment, including a termination of employment following a change in control of the Company, as described in more detail in “Post-Employment Compensation Arrangements” below.

Mr. Dhawan’s Employment Offer Letter was negotiated on our behalf by Ms. Spaulding and Mr. Darling and approved by the Compensation Committee. In establishing his initial compensation arrangements, we took into consideration Mr. Dhawan’s skills and experience, the competitive market for similar positions at other comparable companies based on a review of compensation survey data, and the need to integrate him into the executive compensation structure, balancing both competitive and internal equity considerations. For a summary of the material terms and conditions of Mr. Dhawan’s Employment Offer Letter, see “Employment Agreements” below.

Post-Employment Compensation Arrangements
We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly qualified executive officers. These arrangements are designed to provide reasonable compensation to executive officers who leave our employ under certain circumstances to facilitate their transition to new employment. Further, in some instances we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.

Each of our named executive officers is eligible to receive certain payments and benefits in the event of certain qualifying terminations of employment pursuant to their employment offer letters. These agreements provide for the payment of six months’ base salary and COBRA premium reimbursement in the cases of Messrs. Jedda, Darling, and Dhawan, and 12 months in the case of Ms. Spaulding in the event that their employment is terminated by us without “cause” or by the executive officer for “good reason” (each as defined in his or her employment offer letter). In addition, if such termination of employment occurs during the period beginning one month prior to a change in control of the Company (as defined in our 2017 Incentive Plan (the “2017 Plan”)) or within 12 months following a change in control of the Company, Messrs. Jedda, Darling, and Dhawan will instead receive the payment of 12 months’ base salary and COBRA premium reimbursement and Ms. Spaulding will receive 12 months’ salary, 100% of her bonus target then in effect, and 18 months COBRA premium reimbursement. Each named executive officer will also receive full vesting of all outstanding equity awards. The receipt of payments and benefits is contingent on the named executive officer’s execution of a release of claims in favor of the Company.

The Compensation Committee does not consider the specific amounts payable under these post-employment compensation arrangements when establishing annual compensation. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.

We believe that these arrangements are designed to align the interests of our named executive officers and our stockholders when considering our long-term future. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing corporate transaction activity that is in the best interests of our stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition payments and benefits should serve the interests of both the named executive officer and our stockholders.

All payments, benefits, and acceleration of vesting of outstanding equity awards in the event of a change in control of the Company are payable only if there is a subsequent loss of employment by a named executive officer or the refusal of an acquirer to assume or substitute a comparable award for an outstanding equity award (a “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention value following a change in control of the Company and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction.

We have not had excise tax gross-up provisions relating to a change in control of the Company in our employment letters and have no such gross-up obligations in place with respect to any of our named executive officers.

For detailed descriptions of the post-employment compensation arrangements that we maintain with our named executive officers, as well as an estimate of the potential payments and benefits payable under these arrangements, see “Potential Payments upon Termination or Change in Control” below.

Other Compensation Policies and Practices
Stock Ownership Policy
We believe that stock ownership by our executive officers and the non-employee members of our Board is important to link the risks and rewards inherent in stock ownership of these individuals and our stockholders. Our Board has adopted formal stock ownership guidelines that require our executive officers and the non-employee members of our Board to own a minimum number of shares of our Class A or Class B common stock. These mandatory ownership levels are intended to create a clear standard that ties a portion of these individuals’ economic interests to the performance of our stock price. Compliance is evaluated on an annual basis on the last day of the fiscal year.

The current required ownership levels are as follows:

Individual Subject to Ownership Guidelines	Minimum Required Level of Stock Ownership
Chief Executive Officer	Lesser of five times base salary or 215,000 shares
Other Executive Officers	Lesser of two times base salary or 43,000 shares
Non-Employee Members of our Board	Lesser of four times annual retainer or 13,000 shares
The applicable guideline must be achieved by each covered individual within five years after the later of (a) the effective date of the registration statement pertaining to our IPO or (b) the date the individual became a covered individual, measured as of the last day of the applicable fiscal year.
Hedging and Pledging Activities
Under our insider trading policy, our employees, including our executive officers, and the members of our Board are prohibited from hedging or pledging our equity securities, engaging in short selling of our securities, trading in derivative securities of the Company, holding our securities in a margin account, or otherwise pledging them as collateral for a loan.
Tax and Accounting Considerations
Deductibility of Executive Compensation
In approving the amount and form of compensation for our named executive officers, the Compensation Committee considers all elements of our cost of providing such compensation, including the potential impact of Section 162(m) of the Code (“Section 162m”). Under Section 162(m), compensation paid to each of the Company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible. Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our named executive officers in a manner consistent with the goals of our executive compensation program and the best interests of the Company and our stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m).

Accounting for Stock-Based Compensation
We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all stock-based payment awards made to our employees and non-employee members of our Board, including options to purchase shares of our Class A and Class B common stock and RSU awards that may be settled for shares of our Class A and Class B common stock, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended July 30, 2022.
THE COMPENSATION COMMITTEE
Ms. Liz Williams (Chair)
Mr. Steven Anderson
Mr. Mikkel Svane

Compensation-Related Risk
The Compensation Committee has reviewed our compensation policies and practices, in consultation with its external compensation consultant, to assess whether they encourage our employees to take inappropriate risks. After reviewing and assessing our compensation philosophy, policies, and practices, including the mix of fixed and variable, short- and long-term compensation, and overall pay, incentive plan structures, and the checks and balances built into, and oversight of, each plan and practice, the Compensation Committee has determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company as a whole.
The Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks; the mix of fixed and variable compensation prevents undue focus on short-term results and helps align the interests of our executive officers with the interests of our stockholders. In addition, under our Insider Trading Policy, our executive officers are prohibited from hedging and pledging our equity securities, which protects against short-term decision making.

Compensation Tables
Summary Compensation Table
The following table shows for the fiscal years ended July 30, 2022, July 31, 2021, August 1, 2020, the compensation awarded or paid to, or earned by, our named executive officers.
Fiscal Year 2022 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Elizabeth Spaulding, Chief Executive Officer (5)	2022	646,674	250,000(6)	2,224,000	—	—	14,246	3,134,920
	2021	600,720	—	2,385,659	5,566,551	265,200	—	8,818,130
	2020	313,711	—	7,091,991	7,759,998	—	—	15,165,700
Dan Jedda, Chief Financial Officer (7)	2022	535,485	—	5,529,895	—	—	10,154	6,075,534
	2021	317,688	250,000(8)	7,279,438	7,279,410	143,499	—	15,270,035
Scott Darling, Chief Legal Officer and Corporate Secretary	2022	469,751	—	1,739,323	1,061,525	—	11,192	3,281,791
	2021	393,028	—	1,045,220	1,045,238	174,408	—	2,657,894
	2020	368,069	—	449,203	374,989	—	—	1,192,261
Sachin Dhawan, Chief Technology Officer (9)	2022	300,345	350,000(10)	3,461,821	3,425,887	—	—	7,538,053
(1)The amounts reported in this column represent the aggregate grant date fair value of RSU awards computed in accordance with ASC Topic 718. The fair value of an RSU is based on the closing market price of our Class A common stock on the date of the grant. The assumptions used in calculating such amounts are set forth in the notes to our audited consolidated financial statements included in our 2022 Annual Report. In order to mitigate the impact of any short-term stock price volatility on the number of stock units granted, the number of stock units in an RSU award is based on the aggregate dollar value of the award divided by the average closing market price of our Class A common stock on Nasdaq for the 30 days immediately prior to the date of grant. As a result, the fair value of the awards at grant date in this column, computed in accordance with ASC Topic 718, may be lower or higher than the equity compensation value approved by the Compensation Committee.
(2)The amounts reported in this column represent the aggregate grant date fair value of options to purchase shares of our Class A or Class B common stock computed in accordance with ASC Topic 718. The assumptions used in calculating such amounts are set forth in the notes to our audited consolidated financial statements included in our 2022 Annual Report. This amount does not reflect the actual economic value that may be realized by our named executive officers from such awards.
(3)The amounts in this column represent bonuses paid under our annual cash bonus program.
(4)The amounts in this column represent 401(k) Company match pursuant to the Company's 401(k) Plan available to all employees.
(5)Ms. Spaulding joined the Company in January 2020 and served as President during fiscal years 2020 and 2021. Ms. Spaulding was promoted to CEO, effective August 1, 2021.
(6)Ms. Spaulding received a one-time discretionary cash bonus.
(7)Mr. Jedda joined the Company in December 2020.
(8)Mr. Jedda received a one-time signing bonus. Mr. Jedda is required to reimburse the Company for a pro-rata portion of the signing bonus if he voluntarily terminates his employment with the Company without Good Reason (as defined below) prior to the second anniversary of his start date.
(9)Mr. Dhawan joined the Company in January 2022.
(10)Mr. Dhawan received a one-time signing bonus. Mr. Dhawan is required to reimburse the Company for a pro-rata portion of the signing bonus if he voluntarily terminates his employment with the Company without Good Reason (as defined below) prior to the second anniversary of his start date.

Grants of Plan-Based Awards
The following table shows for the fiscal year ended July 30, 2022, certain information regarding grants of plan-based awards to our named executive officers:
Grants of Plan-Based Awards in Fiscal Year 2022

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Elizabeth Spaulding	—	162,500	325,000	487,500
	7/15/2022				400,0003)			2,224,000
Dan Jedda	—	128,596	257,192	385,788
	12/14/2021				146,286(4)			2,706,291
	12/14/2021				32,411(5)			599,604
	7/15/2022				400,000(6)			2,224,000
Scott Darling	—	107,192	214,384	321,575
	12/14/2021				19,884(7)			367,854
	12/14/2021					119,306(8)	18.5	1,061,525
	7/15/2022				246,667(9)			1,371,469
Sachin Dhawan	—	76,849	153,699	230,548
	3/10/2022					612,170(10)	11.31	3,425,887
	3/10/2022				306,085(11)			3,461,821
(1)The amounts reported represent the threshold, target, and maximum payouts for each named executive officer under our fiscal year 2022 annual cash bonus program. The amounts shown as “Target” represent the target payment level of 50% of each NEO’s base salary, prorated for Mr. Dhawan to reflect his January 2022 start date.
(2)The amounts shown in this column represent the aggregate grant date fair value of RSUs and option awards granted during the fiscal year computed in accordance with ASC Topic 718. The assumptions used in calculating such amounts are set forth in the footnotes to the Summary Compensation Table. In order to mitigate the impact of any short-term stock price volatility on the number of stock units granted, the number of stock units in an RSU award is based on the aggregate dollar value of the award divided by the average closing market price of our Class A common stock on Nasdaq for the 30 days immediately prior to the date of grant. As a result, the fair value of the awards at grant date in this column, computed in accordance with ASC Topic 718, may be lower or higher than the equity compensation value approved by the Compensation Committee.
(3)25% of the RSUs vested on September 14, 2022, with the remainder vesting in six equal quarterly installments thereafter, subject to continued service on each vesting date.
(4)40% of the RSUs vested or will vest in eight equal quarterly installments starting on December 15, 2021, with the remaining 60% of the shares vesting in eight equal quarterly installments thereafter, subject to continued service on each vesting date.
(5)These RSUs vested or will vest in four equal quarterly installments starting on December 15, 2021, subject to continued service on each vesting date.
(6)25% of the RSUs vested on September 14, 2022, with the remainder vesting in six equal quarterly installments thereafter, subject to continued service on each vesting date.
(7)10.3% of the RSUs vested or will vest in each of four quarterly installments starting on December 15, 2021, with the remainder vesting in eight equal quarterly installments thereafter, subject to continued service on each vesting date.
(8)42% of the shares subject to the options vested or will vest in 12 equal monthly installments starting on January 14, 2022, with the remaining 58% vesting in 24 equal monthly installments thereafter, subject to continued service on each vesting date.
(9)25% of the RSUs vested on September 14, 2022, with the remainder vesting in six equal quarterly installments, subject to continued service on each vesting date.
(10)25% of the shares subject to the options vested on June 24, 2022. Following, 4.17% of the shares subject to the options vested or will vest monthly over the next six months, 2.78% of the shares subject to the options will vest monthly over the next twelve months, and 1.385% of the shares subject to the options will vest each month over the following twelve months, subject to continued service on each vesting date.
(11)25% of the RSUs vested on June 15, 2022, 12.5% of the RSUs vested or will vest in each of the following two quarters, 8.33% of the RSUs vest in each of the following four quarters, and 4.17% of the RSUs vest in each of the following four quarters, subject to continued service on each vesting date.

Employment Agreements
The terms and conditions of employment for each of our named executive officers are set forth in written employment offer letters. The employment offer letters generally provide for at-will employment and set forth the executive officer’s initial base salary. They also provide for certain payments and benefits in the event of a termination of employment, including a termination of employment in connection with a change in control of the Company. For more information on these post-employment compensation arrangements, see “Potential Payments upon Termination or Change in Control” below. Each named executive officer is subject to customary confidentiality requirements and similar covenants. In addition, each of our named executive officers has executed our standard proprietary information and inventions agreement.

Elizabeth Spaulding
We entered into an employment offer letter with Ms. Spaulding, dated November 7, 2019, which set forth the initial terms and conditions of her employment with us. We entered into a CEO offer letter with Ms. Spaulding dated June 24, 2021, which replaced and superseded her prior employment offer letter. Pursuant to this revised employment offer letter, effective August 1, 2021, Ms. Spaulding’s base salary was set at $650,000 per year, subject to adjustment as determined in the discretion of the Compensation Committee. Ms. Spaulding’s employment is at will and may be terminated at any time, with or without cause.
Dan Jedda
We entered into an initial employment offer letter with Mr. Jedda dated October 29, 2020, which set forth the initial terms and conditions of his employment with us. Pursuant to this offer letter, Mr. Jedda’s base salary was set at $500,000 per year, subject to adjustment as determined in the discretion of the Compensation Committee. Pursuant to Mr. Jedda’s initial employment offer letter, Mr. Jedda also received a one-time signing bonus of $250,000. Mr. Jedda is required to reimburse the Company for a pro-rata portion of the signing bonus if he voluntarily terminates his employment with the Company without Good Reason (as defined below) prior to the second anniversary of his start date. Mr. Jedda’s employment is at will and may be terminated at any time, with or without cause.
Scott Darling
We entered into an initial employment offer letter with Mr. Darling dated October 20, 2016, which set forth the initial terms and conditions of his employment with us. We entered into a revised employment offer letter with Mr. Darling, dated September 5, 2017, which replaced and superseded his prior employment offer letter. Pursuant to this revised employment offer letter, Mr. Darling’s base salary was set at $325,000 per year, subject to adjustment as determined in the discretion of the Compensation Committee. Mr. Darling’s employment is at will and may be terminated at any time, with or without cause.
Sachin Dhawan
We entered into an initial employment offer letter with Mr. Dhawan dated December 20, 2021, which set forth the initial terms and conditions of his employment with us. Pursuant to this employment offer letter, Mr. Dhawan’s base salary was set at $600,000 per year, subject to adjustment as determined in the discretion of the Compensation Committee. Pursuant to Mr. Dhawan’s initial employment offer letter, Mr. Dhawan also received a one-time signing bonus of $350,000. Mr. Dhawan is required to reimburse the Company for a pro-rata portion of the signing bonus if he voluntarily terminates his employment with the Company without Good Reason (as defined below) prior to the second anniversary of his start date. Mr. Dhawan’s employment is “at will” and may be terminated at any time, with or without cause.
Outstanding Equity Awards at Fiscal Year End
The following table shows for fiscal year 2022 certain information with respect to the outstanding equity awards held by our named executive officers as of July 30, 2022.
The vesting schedule applicable to each outstanding equity award is described in the footnotes to the table. For information with respect to the vesting acceleration provisions applicable to the equity awards held by our named executive officers, see “Potential Payments upon Termination or Change in Control” below.

Outstanding Equity Awards at Fiscal 2022 Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Elizabeth Spaulding	446,808	268,095(2)	22.26	01/26/30
	44,596	125,687(3)	63.27	06/23/31
					139,387(4)	$832,140
					26,933(5)	$160,790
					400,000(6)	$2,388,000
Dan Jedda	16,165	66,970(7)	56.05	12/08/30
	90,896	81,341(8)	56.05	12/08/30
					43,295(9)	$258,471
					32,466(10)	$193,822
					124,344(11)	$742,334
					8,103(12)	$48,375
					400,000(13)	$2,388,000
Scott Darling	50,449	7,194(14)	22.32	12/11/28
	29,165	—	27.55	12/10/29
	19,608	17,544(15)	56.05	12/08/30
	29,229	90,077(16)	18.5	12/13/31
					2,895(17)	$17,283
					7,770(18)	$46,387
					13,740(19)	$82,028
					246,667(20)	$1,472,602
Sachin Dhawan	178,569	433,601(21)	11.31	03/08/32
					229,564(22)	$1,370,497
(1)Amounts represent the market value of unvested RSUs, based on a closing price of our Class A common stock on July 29, 2022, the last trading day of the last completed fiscal year, of $5.97 per share.
(2)12.5% of the shares subject to the option vested on July 27, 2020, with the remainder of the shares subject to the option vesting in 42 equal monthly installments thereafter, subject to continued service on each vesting date.
(3)The shares subject to the option vested or will vest in monthly installments over 42 months, beginning on September 1, 2021, subject to continued service on each vesting date.
(4)12.5% of the RSUs vested on September 16, 2020, with the remainder of the RSUs vesting in 14 equal quarterly installments thereafter, subject to continued service on each vesting date.
(5)These RSUs vested or will vest in 14 equal quarterly installments starting on September 15, 2021, subject to continued service on each vesting date.
(6)25% of the RSUs vested on September 14, 2022, with the remainder of the RSUs vesting in six equal quarterly installments thereafter, subject to continued service on each vesting date.
(7)The shares subject to the options vested or will vest in 36 equal monthly installments starting on January 7, 2022, subject to continued service on each vesting date.
(8)One sixth of the shares subject to the options vested on June 7, 2021, with the remainder of the options vesting in 36 equal monthly installments thereafter, subject to continued service on each vesting date.
(9)One sixth of the RSUs vested on June 16, 2021, with the remainder of the RSUs vesting in ten equal quarterly installments thereafter, subject to continued service on each vesting date.
(10)These RSUs vested or will vest in 12 equal quarterly installments starting on December 15, 2021, subject to continued service on each vesting date.
(11)40% of the RSUs vested or will vest in eight equal quarterly installments starting on December 15, 2021, with the remaining 60% of the of the RSUs vesting in eight equal quarterly installments thereafter, subject to continued service on each vesting date.
(12)These RSUs vested or will vest in four equal quarterly installments starting on December 15, 2021, subject to continued service on each vesting date.
(13)25% of the RSUs vested on September 14, 2022, with the remainder of the RSUs vesting in six equal quarterly installments thereafter, subject to continued service on each vesting date.
(14)The shares subject to the options vested or will vest in 24 equal monthly installments starting on November 28, 2020, subject to continued service on each vesting date.
(15)The shares subject to the options vested or will vest in 35 equal monthly installments starting on January 9, 2021, subject to continued service on each vesting date.
(16)42% of the shares subject to the options vested or will vest in 12 equal monthly installments starting on January 14, 2022, with the remaining 58% vesting in 24 equal monthly installments, subject to continued service on each vesting date.
(17)These RSUs vested or will vest in eight equal quarterly installments starting on November 28, 2020, subject to continued service on each vesting date.

(18)These RSUs vested or will vest in twelve equal quarterly installments starting on December 16, 2020, subject to continued service on each vesting date.
(19)10.3% of the RSUs vested or will vest in each of four quarterly installments starting on December 15, 2021, with the remainder of the RSUs vesting in eight equal quarterly installments thereafter, subject to continued service on each vesting date.
(20)25% of the RSUs vested on September 14, 2022, with the remainder of the RSUs vesting in six equal quarterly installments thereafter, subject to continued service on each vesting date.
(21)25% of the shares subject to the options vested on June 24, 2022. 4.17% of the options vested or will vest each month over the following 6 months, 2.78% will vest each month over the following 12 months, and 1.385% of the options will vest each month over the remaining 12 months, subject to continued service on each vesting date.
(22)25% of the RSUs vested on June 15, 2022, 12.5% of the RSUs will vest on December 14, 2022, 8.33% of the RSUs will vest on each of four equal quarterly installments during calendar year 2023, and 4.17% of the RSUs will vest on each of four equal quarterly installments during calendar year 2024, subject to continued service on each vesting date.

Option Exercises and Stock Vested
The following table shows for fiscal year 2022 certain information regarding options to purchase shares of our Class A and Class B common stock that were exercised and full value awards that may be settled for shares of our Class A and Class B common stock that vested during the last fiscal year with respect to each named executive officer:
Fiscal Year 2022 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Elizabeth Spaulding	—	—	52,180	854,623
Dan Jedda	—	—	60,200	807,481
Scott Darling	—	—	14,712	242,349
Sachin Dhawan	—	—	50,060	340,909

(1)The value realized on exercise of stock options is based on the closing market price of our Class A common stock on the date of exercise minus the exercise price multiplied by the number of shares exercised and does not reflect actual proceeds received.
(2)The value realized on vesting was calculated by multiplying the number of shares of Class A common stock vested by the closing market price of our common stock on each vesting date.

Fiscal Year 2022 Pension Benefits
Our named executive officers did not participate in, or otherwise receive any benefits under, any defined benefit pension or retirement plan sponsored by us during fiscal year 2022.
Fiscal Year 2022 Nonqualified Deferred Compensation
Our named executive officers did not participate in, or earn any benefits under, a non-qualified deferred compensation plan sponsored by us during fiscal year 2022.
Potential Payments upon Termination or Change in Control
Each of our named executive officers is eligible for severance payments and benefits pursuant to the post-employment compensation provisions of their employment offer letter. These provisions supersede severance provisions in the named executive officers’ prior employment offer letter, if any.
“Cause” and “Good Reason” Definitions
For the purposes of the employment offer letters, “Cause” for a named executive officer’s termination of employment means her or his: (a) conviction (including a guilty plea or plea of nolo contendere) of any felony; (b) commission or attempted commission of or participation in a fraud or act of dishonesty or misrepresentation against us; (c) willful and continued failure to follow the lawful directions of our Board or officers to whom she or he reports, and failure to cure such failure within a reasonable time after receiving written notice from us of the claimed failure; (d) deliberate harm or injury, or attempt to deliberately harm or injure, us; (e) willful misconduct that materially discredits or harms us or our reputation; (f) material violation or breach of any written and fully executed contract or agreement between the named executive officer and us, including without limitation, material breach of her or his Confidentiality Agreement, or of any of our policies, or of any statutory duty owed to us by the named executive officer; (g) gross negligence or willful misconduct; (h) failure to cooperate with any investigation as requested by our Board or officers to whom the named executive officer reports; or (i) unauthorized use of confidential information that causes material harm to us; and a named executive officer will have “Good Reason” for resigning if any of the following actions are taken by us without her or his prior written consent: (a) a material reduction in her or his base salary or target annual bonus (unless pursuant to a salary reduction program applicable generally to our similarly situated employees); (b) a material reduction in her or his duties (including responsibilities and/or authorities), provided, however, that a change in job position (including a change in title or change resulting from a change in control transaction) shall not be deemed a “material reduction” in and of itself unless her or his new duties are materially reduced from the prior duties; or (c) relocation of her or his principal place of employment to a place that increases her or his one-way commute by more than 35 miles as compared to her or his then-current principal place of employment immediately prior to such relocation, and for Mr. Jedda, if the Company requires him to relocate to San Francisco within 12 months of the Company’s headquarters re-opening after its COVID-19 closure.
Involuntary Termination of Employment Not Involving a Change in Control
Pursuant to these provisions, in the event we terminate a named executive officer’s employment without Cause (other than as a result of death or disability), or she or he resigns for Good Reason (an “Involuntary Termination of Employment”), in either case more than one month prior to or more than 12 months following the closing of a change in control of the Company (as defined in her or his employment offer letter), then, subject to execution and delivery of an effective general release of claims in favor of the Company and the return of all Company property as specified in her or his employment offer letter, the named executive officer will receive:
•a cash payment equal to six months in the cases of Messrs. Darling, Jedda and Dhawan and 12 months in the case of Ms. Spaulding of her or his then-effective base salary; and
•continued health care coverage for a maximum period of six months in the cases of Messrs. Darling, Jedda and Dhawan and 12 months in the case of Ms. Spaulding, subject to cessation in the event she or he obtains such coverage from a new source.
Involuntary Termination of Employment Involving a Change in Control
Pursuant to these provisions, in the event of an Involuntary Termination of Employment within the period beginning one month prior to or ending 12 months following the closing of a change in control of the Company, then, subject to execution and delivery of an effective general release of claims in favor of the Company and the return of all Company property as specified in her or his employment offer letter, the named executive officer will receive:
•a cash payment equal to 12 months of her or his then-effective base salary;
•in the case of Ms. Spaulding, 100% of her target bonus the in effect;
•continued health care coverage for a maximum period of 12 months in the cases of Messrs. Darling, Jedda, and Dhawan and 18 months in the cases of Ms. Spaulding, subject to cessation in the event that she or he obtains such coverage from a new source; and
•full accelerated vesting of any and all outstanding and unvested equity awards held by her or him, except to the extent the award agreement for any such equity award contains an explicit provision to the contrary.
If any payment or benefit that a named executive officer may receive from us or otherwise would constitute a “parachute payment” within the meaning of Section 280G of the Code, and be subject to the excise tax imposed by Section 4999 of the Code, then such payment or benefit will be reduced to an amount that is either (i) the largest portion of the payment that would result in no portion of the payment being subject to such excise tax or (ii) the largest portion, up to and including the total, of the payment, whichever amount, after taking into account all applicable federal, state, and local employment taxes, income taxes, and the excise tax results in her or his receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the payment may be subject to the excise tax.
The following table presents the estimated payments and benefits that would be received by each of our named executive officers under the arrangements described above, assuming that a termination of employment and, where applicable, a change in control of the Company had occurred on July 30, 2022, the last day of fiscal year 2022, and that the price of our Class A common stock was $5.97 per share, which represents the closing market price of our Class A common stock on July 29, 2022, the last trading day of fiscal year 2022. This table is intended only for illustrative purposes; the rights and benefits due to any named executive officer upon an actual termination of employment or change in control of the Company can only be determined at the time of such event, based on circumstances then existing and arrangements then in effect.

Named Executive Officer	Involuntary Termination of Employment Not Involving a Change in Control of the Company ($) (1) (2)	Involuntary Termination of Employment Involving a Change in Control of the Company ($) (1) (2) (3) (4)
Elizabeth Spaulding
Severance Payment	650,000	1,137,500
Health Care Coverage	13,136	26,271
Equity Acceleration - Options	—	—
Equity Acceleration - RSUs	—	992,930
Total	663,136	2,156,702
Dan Jedda
Severance Payment	275,000	550,000
Health Care Coverage	7,394	14,788
Equity Acceleration - Options	—	—
Equity Acceleration - RSUs	—	3,631,002
Total	282,394	4,195,790
Scott Darling
Severance Payment	250,000	500,000
Health Care Coverage	13,338	26,675
Equity Acceleration - Options	—	—
Equity Acceleration - RSUs	—	1,618,300
Total	263,338	2,144,975
Sachin Dhawan
Severance Payment	300,000	600,000
Health Care Coverage	4,505	9,010
Equity Acceleration - Options	—	—
Equity Acceleration - RSUs	—	1,370,497
Total	263,338	1,979,507
(1)The amounts reported for “Severance Payment” represent that annual base salary of each named executive officer as of the last day of the last completed fiscal year multiplied by the number of months for which such payment would be provided.
(2)The amounts reported for “Health Care Coverage” represent the Company’s monthly cost of medical, dental, and vision insurance coverage multiplied by the number of months of coverage that would be provided to each named executive officer.
(3)The amounts reported for “Equity Acceleration - Options” represents the number of shares of our Class A and/or Class B common stock subject to unvested and unexercised options to purchase shares of our Class A or Class B common stock outstanding as of the last day of the last completed fiscal year multiplied by $5.97 per share, which represents the closing market price of our Class A common stock on July 29, 2022, the last trading day of fiscal year 2022, less the exercise price.
(4)The amounts reported for “Equity Acceleration - RSUs” represents the number of unvested RSUs as of the last day of the last completed fiscal year multiplied by $5.97 per share, which represents the closing market price of our Class A common stock on July 29, 2022, the last trading day of fiscal year 2022, less the exercise price.
In addition to the payments benefits described and quantified above, the 2011 Equity Incentive Plan (the “2011 Plan”), the 2017 Plan and the 2019 Plan provide for an extended period of time during which an optionholder may exercise options following the optionholder’s termination of service (the “post-termination exercise period”). Generally, under the 2011 Plan, the 2017 Plan and the 2019 Plan, if an optionholder’s service relationship with us ends, the optionholder may exercise any vested options for up to three months after the date that the service relationship ends. However, if the optionholder’s service relationship with us ceases due to disability or death, the optionholder, or his or her beneficiary, may exercise any vested options for up to 12 months in the event of disability, or 18 months in the event of death, after the date the service relationship ends. Accordingly, each of our named executive officers would be entitled to an extended post-termination exercise period in the event of a termination of employment due to death or disability.

Pay Ratio
Under SEC rules, we are required to calculate and disclose the annual total compensation of our median employee and the ratio of the annual total compensation of our median employee as compared to the annual total compensation of our CEO. To identify our median employee, we used the following methodology:
•To determine our total population of employees, we included all full-time and part-time U.S. employees as of August 1, 2022, excluding our CEO.
•As the pay ratio disclosure rules provide an exemption for companies to exclude non-U.S. employees from the median employee calculation if non-U.S. employees in a particular jurisdiction account for 5% or less of the company’s total number of employees, we excluded 306 employees in the United Kingdom, who comprised approximately 3.8% of our total employee population of 8,055 employees on August 1, 2022. After taking into account this exemption, 7,749 U.S. employees were considered for identifying the median employee.
•To identify our median employee from our U.S. employee population (other than our CEO), we calculated the aggregate amount of cash compensation and grant-date fair value stock based compensation received by each employee in fiscal year 2022, excluding bonuses and other non-regular payments.
•We annualized the base compensation of employees who were employed by us for less than the entire fiscal year.
Using this approach, we determined our median employee. Our median employee in fiscal year 2022 was a remote Senior Stylist. For fiscal year 2022, the annualized total compensation for our median employee was $39,000 and the annual total compensation of Ms. Spaulding, as reported in the Summary Compensation Table included in this Proxy Statement, was $3,134,920. Based on this information, the ratio of our CEO’s annual total compensation to the annual total compensation of the median employee was 80:1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules.
Because SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee population and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates, and assumptions in calculating their pay ratios. As explained by the SEC when it adopted these rules, the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.
Equity Compensation Plan Information
The following table provides information as of July 30, 2022, with respect to the shares of our Class A or Class B common stock that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($) (1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#) (c)
Equity compensation plans approved by security holders (2)	2,218,938	$22.55	4,461,798
Equity compensation plans not approved by security holders (3)	2,484,626	$19.75	459,633
Total	4,703,564	$21.07	4,921,431
(1)The weighted-average exercise price excludes RSU awards, which have no exercise price.
(2)Includes securities under the 2011 Plan and the 2017 Plan.
(3)Includes securities under the 2019 Plan.

The 2017 Plan provides that the number of shares reserved for issuance may be increased by the Board of Directors as of the first day of each fiscal year, starting in 2018 and ending in 2027, by a number of shares of Class A common stock that does not exceed 5% of the total number of shares of all classes of common stock outstanding on the last day of the preceding fiscal year. Effective as of July 30, 2022, the Board approved an increase to the shares reserved for issuance by 5,464,539 shares of Class A common stock (approximately 5% of the total number of shares of all classes of common stock outstanding on July 30, 2022) pursuant to this provision. This increase is not reflected in the table above.

DIRECTOR COMPENSATION
The Compensation Committee of our Board regularly reviews and assesses the compensation levels of our non-employee directors, with the assistance of its external compensation consultant. Our Board has adopted a director compensation policy for our non-employee directors who are not affiliated with our stockholders, who we refer to below as our “Independent Directors.” Pursuant to this policy, which was last amended by our Board in January 2021, our Independent Directors receive the compensation described below.
Cash Compensation
•A $50,000 annual cash retainer for service as a board member;
•$20,000 per year for service as chair of the Audit Committee and $10,000 per year for service as a member of the Audit Committee;
•$15,000 per year for service as chair of the Compensation Committee and $7,500 per year for service as a member of the Compensation Committee;
•$10,000 per year for service as chair of the Nominating and Corporate Governance Committee and $5,000 per year for service as a member of the Nominating and Corporate Governance Committee; and
•$10,000 per year for service as Lead Independent Director.
The annual cash compensation amounts are payable in equal quarterly installments following the end of each quarter in which the service occurred, pro-rated for any partial quarters. All annual cash fees are vested upon payment.
Equity Compensation
•A nonqualified option to purchase shares of our Class A common stock with an aggregate value of $112,500; and
•an RSU grant with an aggregate value of $112,500.
Equity grants are made as of the date of each annual meeting of our stockholders, provided that any Independent Director serving on our Board as of the date of our initial public offering will not receive an option or RSU grant until the date of the annual meeting that follows the date on which all equity award grants held by such Independent Director as of the date of the offering have become fully vested.
Each such stock option and RSU grant will be made under our 2017 Plan and will vest on the earlier of the first anniversary of its date of grant and the date of the next annual meeting of stockholders, subject to the director’s continuous service through the applicable vesting date.
In addition, any person who is elected or appointed as an Independent Director for the first time will, upon the date of her or his initial election or appointment, receive a nonqualified option to purchase shares of our Class A common stock with an aggregate value of $112,500 and an RSU grant with an aggregate value of $112,500, each multiplied by a fraction, the numerator of which is the number of days between the date of appointment and the date of the next then-scheduled annual meeting of stockholders (or, if the date of such annual meeting has not yet been scheduled, the first anniversary of the immediately preceding annual meeting), and the denominator of which is 365.
Any outstanding options to purchase shares of our Class A or Class B common stock held by each Independent Director who remains in continuous service with us until immediately prior to a change in control of the Company (as defined in our 2017 Plan) will become fully vested immediately prior to the closing of such change in control event in which their service is terminated.
Reimbursement of Expenses
We also reimburse each eligible non-employee director for ordinary, necessary, and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in meetings of our Board and any committee of the Board.

Fiscal Year 2022 Director Compensation Table
The following table shows for the fiscal year ended July 30, 2022, certain information with respect to the compensation of our non-employee directors:
Fiscal Year 2022 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Option Awards ($) (2) (3)	Total ($)
Steven Anderson(4)	—	—	—	—
J. William Gurley(4)	—	—	—	—
Marka Hansen	22,083	74,135	81,440	177,658
Kirsten Lynch	43,125	74,135	81,440	198,700
Neal Mohan	55,000	74,135	81,440	210,575
Sharon McCollam	85,000	74,135	81,440	240,575
Michael Smith	50,000	74,135	81,440	205,575
Mikkel Svane	59,507	74,135	81,440	215,082
Elizabeth Williams	75,000	74,135	81,440	230,575
(1)The amounts reported in this column represent the aggregate grant date fair value of RSUs computed in accordance with ASC Topic 718. The assumptions used in calculating such amounts are set forth in the notes to our audited consolidated financial statements included in our 2022 Annual Report. In order to mitigate the impact of any short-term stock price volatility on the number of stock units granted, the number of stock units in an RSU award is based on the aggregate dollar value of the award divided by the average closing market price of our Class A common stock on Nasdaq for the 30 days immediately prior to the date of grant. As a result, the fair value of the awards at grant date in this column, computed in accordance with ASC Topic 718, may be lower or higher than the equity compensation value approved by the Board.
(2)The aggregate number of RSUs and stock options held by each non-employee director listed as of July 30, 2022, was as follows:

Name	RSUs (#)	Stock Options (#)
Steven Anderson	—	—
J. William Gurley	—	—
Neal Mohan	4,016	12,502
Sharon McCollam	4,016	60,907
Michael Smith	4,016	272,286
Mikkel Svane	4,016	29,568
Elizabeth Williams	4,016	25,800
(3)The amounts reported in this column represent the aggregate grant date fair value of the options to purchase shares of our Class A common stock granted to our Independent Directors during fiscal year 2022 under our 2017 Plan, computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the notes to our audited consolidated financial statements included in our 2022 Annual Report. This amount does not reflect the actual economic value that may be realized by the non-employee directors from such awards.
(4)Pursuant to our Independent Director Compensation Policy, Messrs. Anderson and Gurley, who are affiliated with certain of our stockholders, Ms. Lake, who is an employee of the Company, and Ms. Spaulding, our CEO, do not receive any compensation for their service as members of our Board. Ms. Lake received a total of $30,716 in cash compensation as an employee of the Company. She also had $275,491 of taxable income due to equity vesting in fiscal year 2022. Refer to the section titled “Executive Compensation” for more information regarding the compensation of Ms. Spaulding.

TRANSACTIONS WITH RELATED PERSONS AND INDEMNIFICATION
Certain Related-Person Transactions
The following is a summary of transactions since August 1, 2021, to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements which are described in the section titled “Executive Compensation.”
Employment of an Immediate Family Member
Chelsea Lake, the sister of Katrina Lake, our Founder, former Chief Executive Officer, and Executive Chairperson of our Board, is an employee on our Women’s merchandising team. During fiscal year 2022, Chelsea Lake served principally as a Buying Director and had total cash compensation of $270,898, plus $10,592 in Company match pursuant to the 401(k) Plan available to all employees. Chelsea Lake’s cash compensation was determined based on external market compensation data for similar positions and internal pay equity when compared to the compensation paid to employees with similar experience serving in similar positions who were not related to our Founder and Executive Chairperson of our Board. In August 2021, Chelsea Lake received an RSU grant covering 4,050 shares of Class A common stock, with an aggregate fair value of $168,926, which vests in four equal quarterly installments, beginning on June 14, 2023. In May 2022, Chelsea Lake received an RSU grant covering 8,983 shares of Class A common stock, with an aggregate fair value of $92,166, which vested or will vest in four equal quarterly installments, beginning on September 14, 2022. Chelsea Lake has received and continues to be eligible for equity awards on the same general terms and conditions as applicable to employees in similar positions who are not related to our Founder and Executive Chairperson of our Board.
Indemnification
Our amended and restated certificate of incorporation (“Certificate of Incorporation”) contains provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:
•any breach of the director’s duty of loyalty to the corporation or its stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions; or
•any transaction from which the director derived an improper personal benefit.
Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.
Our Certificate of Incorporation authorizes us to indemnify our directors, officers, employees, and other agents to the fullest extent permitted by Delaware law. Our Bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law and may indemnify our other employees and agents. Our Bylaws also provide that, on satisfaction of certain conditions, we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers, and other employees as determined by the Board. With certain exceptions, these agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines, and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these Certificate of Incorporation and Bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.
Related-Person Transactions Policy and Procedures
Our Related-Person Transactions Policy states that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the approval or ratification of our Audit Committee or other independent body of our Board. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must be presented to our Audit Committee or other independent body of our Board for review, consideration, and approval. In approving or rejecting any such proposal, our Audit Committee or other independent body of our Board is to consider the relevant facts of the transaction, including the risks, costs, and benefits to us and whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances. All of the transactions described above were presented, considered, and approved or ratified by our Audit Committee or other independent body of our Board.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the 2022 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors
Scott Darling
Chief Legal Officer and Corporate Secretary
San Francisco, California
November 1, 2022
A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended July 30, 2022, is available without charge upon written request to: Corporate Secretary, Stitch Fix, Inc., 1 Montgomery Street, Suite 1100, San Francisco, California 94104.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on December 12, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SFIX2022**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on December 12, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D92465-P80471

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STITCH FIX, INC.

The Board of Directors recommends you vote FOR the following nominees:

1. Election of Directors

Nominees:	**For**	**Withhold**
1a. Steven Anderson	☐	☐
1b. Neal Mohan	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	**Against**	**Abstain**
2. Advisory vote to approve executive compensation.	☐	☐	☐
3. Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 29, 2023.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

D92466-P80471

STITCH FIX, INC.
Annual Meeting of Stockholders
December 13, 2022 10:00 AM PST
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Elizabeth Spaulding and Dan Jedda, or each of them individually, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A and Class B common stock of STITCH FIX, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM PST on December 13, 2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side